EXHIBIT 10.2

WASTE MANAGEMENT OF CANADA CORPORATION

WM QUÉBEC INC.

as Borrowers

and

WASTE MANAGEMENT, INC.

WASTE MANAGEMENT HOLDINGS, INC.

as Guarantors

and

THE BANK OF NOVA SCOTIA

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A. and

PNC BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

THE BANK OF NOVA SCOTIA, J.P. MORGAN SECURITIES LLC, MERRILL

LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND PNC CAPITAL

MARKETS LLC

as Joint Lead Arrangers and Joint Bookrunners

and

THE LENDERS FROM TIME TO TIME

PARTY TO THIS AGREEMENT

as Lenders

C$650,000,000 CREDIT FACILITIES

CREDIT AGREEMENT

DATED AS OF 7 NOVEMBER 2012

BORDEN LADNER GERVAIS LLP

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Construction	19
1.3	Certain Rules of Interpretation	19
1.4	Accounting Terms	20
1.5	Existing Credit Agreement	20

ARTICLE 2 THE CREDITS		20
2.1	Amounts and Availment Options	20
2.2	Re-borrowing	21
2.3	Use of the Credits	21
2.4	Term and Repayment	22
2.5	Interest Rates, Fees and Commissions	23
2.6	Standby Fee	24
2.7	Agency, Assignment and Other Fees	24
2.8	Exchange Rate Fluctuations	24

ARTICLE 3 SECURITY		25
3.1	Security	25

ARTICLE 4 DISBURSEMENT CONDITIONS		25
4.1	Conditions Precedent to Initial Advance	25
4.2	Conditions Precedent to all Advances	27

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		28
5.1	Representations and Warranties	28
5.2	Survival of Representations and Warranties	34

ARTICLE 6 COVENANTS		34
6.1	Financial Covenants	34
6.2	Positive Covenants	34
6.3	Reporting Requirements	38

PERIODIC FINANCIAL REPORTS		38
6.4	Negative Covenants	39

(i)

ARTICLE 7 DEFAULT		43
7.1	Default	43
7.2	Acceleration and Termination of Rights	45
7.3	Payment of L/Cs and B/As	46
7.4	Remedies	46
7.5	Interest After Stay of Proceedings	46
7.6	Saving	46
7.7	Perform Obligations	47
7.8	Third Parties	47
7.9	Remedies Cumulative	47
7.10	Set-Off or Compensation	47
7.11	Direct Payments	48

ARTICLE 8 THE AGENT AND THE LENDERS		49
8.1	Authorization of Agent	49
8.2	Rights as a Lender	49
8.3	Exculpatory Provisions	49
8.4	Reliance by Agent	50
8.5	Delegation of Duties	50
8.6	Administration of the Credits	51
8.7	Acknowledgments, Representations and Covenants of Lenders	54
8.8	Defaulting Lenders	54
8.9	Reference Lenders	55
8.10	Provisions Operative Between Lenders and Agent Only	55

ARTICLE 9 DETAILS REGARDING ADVANCES, PAYMENTS, INTEREST AND FEES		56
9.1	Lenders’ Obligations Relating to L/Cs and Revolving Credit	56
9.2	Adjustment of Applicable Percentages for Revolving Credit	56
9.3	Exceptions Regarding the Revolving Credit	57
9.4	Evidence of Indebtedness	57
9.5	Calculation and Other Matters Regarding Interest and Fees	58
9.6	Conversions, Rollovers, Renewals, Repayments and Reductions	60
9.7	Notice of Advances and Payments	61
9.8	Size and Term of Advances	62
9.9	Payment of B/As, LIBOR Advances and L/Cs	63
9.10	Co-ordination of Prime Rate, Base Rate, B/A and LIBOR Advances	64
9.11	Execution of B/As	65
9.12	Funding of B/As	65
9.13	Other B/A Provisions	66
9.14	Issuance and Use of L/Cs	66
9.15	Reimbursement Obligation - L/Cs	67
9.16	Failure of Lender to Fund	67
9.17	Payments by the Borrowers	68
9.18	Payments by Agent	69

(ii)

9.19	Increased Costs, Etc.	70
9.20	Taxes	71
9.21	Mitigation Obligations; Replacement of Lenders	72
9.22	Illegality	73
9.23	Inability to Determine Rates, Etc.	74

ARTICLE 10 ADDITIONAL LENDERS, SUCCESSORS AND ASSIGNS		74
10.1	Successors and Assigns	74
10.2	Assignments by Lenders	75
10.3	Register	76
10.4	Participations	76

ARTICLE 11 MISCELLANEOUS PROVISIONS		77
11.1	Severability, Etc.	77
11.2	Amendment, Supplement or Waiver	77
11.3	Governing Law and Agent for Service	78
11.4	Due Diligence by Lenders	78
11.5	Currency	78
11.6	Liability of Lenders	79
11.7	Currency Indemnity	79
11.8	Expenses and Indemnity	79
11.9	Address for Notice	80
11.10	Time of the Essence	81
11.11	Further Assurances	81
11.12	Term of Agreement	82
11.13	Payments on Business Day	82
11.14	Counterparts and Facsimile	82
11.15	Waiver of Jury Trial and Consequential Damages	82
11.16	Whole Agreement	83
11.17	This Agreement to Govern	83
11.18	Language	83
11.19	Limitation Periods	83
11.20	Services Provided and Conflicts of Interest	84
11.21	Date of Agreement	84

SCHEDULE A	– FORM OF NOTICE OF ADVANCE OR PAYMENT
SCHEDULE B	– FORM OF COMPLIANCE CERTIFICATE
SCHEDULE C	– FORM OF ASSIGNMENT AGREEMENT
SCHEDULE D	– ADDRESS FOR NOTICE
SCHEDULE E	– LENDERS AND THEIR APPLICABLE PERCENTAGES

(iii)

CREDIT AGREEMENT dated as of 7 November 2012.

BETWEEN:

WASTE MANAGEMENT OF CANADA CORPORATION

WM QUÉBEC INC.

as Borrowers

- and -

WASTE MANAGEMENT, INC.

WASTE MANAGEMENT HOLDINGS, INC.

as Guarantors

- and -

THE LENDERS FROM TIME TO TIME PARTY

TO THIS AGREEMENT

as Lenders

- and -

THE BANK OF NOVA SCOTIA

as Administrative Agent

RECITALS:

A.	Certain of the parties to this Agreement are also parties to a credit agreement dated as of November 30, 2005 as amended by an amendment agreement dated as of December 21, 2007 (as amended, the “Existing Credit Agreement”).

B.	By commitment letter dated July 23, 2012 and accepted on July 25, 2012, The Bank of Nova Scotia provided certain commitments to the Borrowers in connection with the establishment in favour of the Borrowers of certain new senior credit facilities, namely, a revolving operating credit in the maximum amount of C$150,000,000 and a non-revolving term credit in the maximum amount of C$500,000,000 or, in each case, the Equivalent Amount in US Dollars, subject to certain conditions.

C.	The Parties are entering into this Agreement to provide for the terms of the new senior credit facilities.

FOR VALUE RECEIVED, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(1)	“Accountants” means Ernst & Young LLP or other independent auditors reasonably acceptable to the Lenders.

(2)	“Advance” means an availment of a Credit by the Borrowers by way of Prime Rate Advance, Base Rate Advance, B/A, B/A Equivalent Loan, L/C or LIBOR Advance, including overdrafts under the Swing Line Tranche, deemed advances and conversions, renewals and rollovers of existing Advances. Any reference to the amount of Advances is a reference to the sum of all outstanding Prime Rate Advances, Base Rate Advances and LIBOR Advances, including overdrafts under the Swing Line Tranche, the face amount of all outstanding B/As, the aggregate amount payable at the end of the term of all outstanding B/A Equivalent Loans, the undrawn amount of all outstanding L/Cs and the amount of any Advance for which the Borrowers have failed to provide for payment under Section 9.9.

(3)	“Advance Date” means the date, which shall be a Business Day, of any Advance.

(4)	“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(5)	“Agent” or “Administrative Agent” means The Bank of Nova Scotia in its capacity as administrative agent for the Lenders, and any successor administrative agent appointed in accordance with this Agreement.

(6)	“Agreement”, “hereof”, “herein”, “hereto”, “hereunder” or similar expressions mean this Agreement, the Recitals hereto and any Schedules hereto, as amended, supplemented, restated and replaced from time to time in accordance with the provisions hereof, and not any particular Article, Section or other portion hereof.

(7)	“Agreement of Purchase and Sale” means the asset purchase agreement dated July 26, 2012 entered into between WMQ, WMI, RCI Environnement Inc., Location P.S.M. Inc., Gestion Environnementale Nord-Sud Inc. and Fiducie Remdev in connection with the Transaction.

(8)	“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Property of that Person, in each case whether or not having the force of law.

(9)	“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total outstanding Advances represented by such Lender’s outstanding Advances. The Applicable Percentage of each Lender as of the date of this Agreement is the percentage calculated based on the amounts set out in Schedule E to this Agreement, which shall be amended and distributed to all parties by the Agent from time to time as Applicable Percentages change in accordance with this Agreement.

(10)	“Assignment Agreement” means an assignment agreement substantially in the form of Schedule C or any other form approved by the Agent.

(11)	“B/A” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by the Borrowers and accepted by a Lender pursuant to this Agreement or, for Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by the Borrowers and accepted by a Lender pursuant to this Agreement. For this purpose, orders or drafts that become depository bills, drafts and bills of exchange are sometimes collectively referred to as “orders” in this Agreement.

(12)	“B/A Discount Proceeds” means, in respect of any B/A, the amount that is calculated on the applicable Advance Date in accordance with Section 9.5(5).

(13)	“B/A Discount Rate” means:

(a)	with respect to any B/A accepted by a Lender named on Schedule I to the Bank Act (Canada), the greater of:

(i)	the average rate that appears on the Reuters screen CDOR page at or about 10:00 a.m. on the applicable Advance Date, for bankers’ acceptances having an identical maturity date to the maturity date of that B/A; or

(ii)	the rate determined by the Agent as being the arithmetic average (rounded upward to the nearest multiple of 0.01%) of the discount rates of the Schedule I Reference Lenders, determined in accordance with normal market practice at or about 10:00 a.m. on the applicable Advance Date, for bankers’ acceptances having a comparable face amount and identical maturity date to the face amount and maturity date of that B/A; and

(b)	with respect to any B/A accepted by any other Lender, the rate determined in accordance with item (a) above plus 0.07% per annum.

(14)	“B/A Equivalent Loan” is defined in Section 9.12(3).

(15)	“B/A Fee” means the fee payable with respect to a B/A that is calculated in accordance with Section 9.5(4).

(16)	“Balance Sheet Date” means December 31, 2011.

(17)	“Base Rate” means, on any day, the greatest of:

(a)	the average of the annual rates of interest established by each Schedule I Reference Lender as its reference rate for that day for commercial loans made by it in Canada in US Dollars;

(b)	the interest rate per annum equal to 0.50% per annum above (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published for the day (or, if the day is not a Business Day, for the first preceding Business Day) by the Federal Reserve Bank of New York or, (ii) if that rate is not published for that day by the Federal Reserve Bank of New York, the average of the quotations for that day for those transactions received by the Agent from three federal funds brokers of recognized standing; and

(c)	LIBOR for a period of 30 days plus 1.00% per annum.

(18)	“Base Rate Advance” means an Advance in US Dollars bearing interest based on the Base Rate, and includes availments that are deemed to be Base Rate Advances under this Agreement.

(19)	“Borrowers” means WMOCC and WMQ, on a joint and several basis, and their respective successors and permitted assigns.

(20)	“Branch of Account” means GWS–Loan Administration & Agency Operations of the Agent located at 720 King Street West, 2nd Floor, Global Wholesale Services, Toronto, Ontario, M5V 2T3, or such other branch or branches as may be designated by the Agent from time to time.

(21)	“Business Day” means a day of the year, except a Saturday or a Sunday, on which:

(a)	the Agent is open for normal banking business at its principal offices in Toronto, Ontario and New York, U.S.A.; and

(b)	with respect to notices, determinations, payments or advances relating to LIBOR Advances, the Agent is open for normal banking business at its principal offices in New York, U.S.A., London, England and Toronto, Ontario;

except that, if banks are open in some but not all of these locations on a particular day and the Agent determines that the closing of its offices on that day will not adversely affect completion of relevant transactions in accordance with customary banking market and trading practices, the Agent may, on reasonable notice to the Borrowers and the Lenders, specify that particular day to be a Business Day. Any reference in the Provisions to a “business day” shall be interpreted as referring to a Business Day.

(22)	“Canadian Dollar”, “Cdn. Dollars”, “Cdn. $” and “$” mean the lawful money of Canada.

(23)	“Capital Leases” means leases under which a Person is the lessee or obligor and the discounted future rental payment obligations under which are required to be capitalized on the consolidated balance sheet of the lessee or obligor in accordance with GAAP.

(24)	“CDOR Rate” means, on any date, with respect to any B/A, the simple average of the rates shown on the display referred to as the “CDOR Page” (or any display substituted therefor) on Reuters Domestic Money Service (or any successor source from time to time) with respect to the banks and other financial institutions named in such display at or about 10:00 a.m. (Toronto time) on such date for banker’s acceptances having an identical maturity date to the maturity date of such B/A, as determined by the Agent, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, however, that if such rates are not available, then the CDOR Rate for any day shall be calculated as the average of the bid rates (rounded upwards to the nearest 1/16th of 1%) quoted by each of the Schedule I Reference Lenders for its own banker’s acceptances for the applicable period as of 10:00 a.m. (Toronto time) on such day, as determined by the Agent, or if such day is not a Business Day, then on the immediately preceding Business Day.

(25)	“CERCLA” has the meaning defined in Section 5.1(15).

(26)	“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any Applicable Law by any Governmental Authority (it being acknowledged that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”).

(27)	“Closing Date” means 7 November 2012 or such other day as may be agreed to by the parties.

(28)	“Collateral” means cash, a bank draft or a letter of credit issued by a Canadian chartered bank, all in a form satisfactory to the Agent, acting reasonably.

(29)	“Commitment” means, for each Lender from time to time, the agreement to make Advances to the Borrowers and to purchase participations in Advances in accordance with Sections 9.1(1) and 9.1(2) in the Lender’s Applicable Percentage of the maximum amount of each Credit and, where the context requires, the maximum amount of Advances that the Lender has agreed to make. Each Lender’s Commitment may change from time to time or be cancelled in accordance with this Agreement.

(30)	“Compliance Certificate” means a certificate in the form of Schedule B signed by a senior officer of each of the Borrowers and WMI.

(31)	“Consolidated Tangible Assets” means all assets of WMI determined on a consolidated basis in accordance with GAAP less the sum of:

(a)	the total book value of all assets of WMI on a consolidated basis properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, customer lists, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b)	all amounts representing any write-up in the book value of any assets of WMI on a consolidated basis resulting from a revaluation thereof subsequent to December 31, 2010.

(32)	“Consolidated Total Interest Expense” means, for any period, the aggregate amount of interest expense required by GAAP to be paid or (without duplication) accrued during such period on all Debt of WMI on a consolidated basis outstanding during all or any part of such period, including capitalized interest expense for such period, the amortization of debt discounts and the amortization of fees payable in connection with the incurrence of Debt.

(33)	“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of WMI, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

(34)	“Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation, continuance or association, memorandum of association, by-laws, declaration of trust, trust indenture, partnership agreement, limited liability company agreement or other similar document, as applicable, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person’s capital stock, all as amended, supplemented, restated or replaced from time to time.

(35)	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

(36)	“Credits” means the Revolving Credit and the Term Credit, and “Credit” means either of them.

(37)	“Debt” means collectively, without duplication, whether classified as indebtedness, an investment or otherwise on the Obligor’s balance sheet, (a) all indebtedness for borrowed money (including the face amount of all bankers’ acceptances), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business which either (i) are not overdue by more than 90 days, or (ii) are being disputed in good faith and for which adequate reserves have been established in accordance with GAAP), (c) all obligations evidenced by notes, bonds, debentures or other similar debt instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations, liabilities and indebtedness under Capital Leases, (f) all obligations, liabilities or indebtedness arising from the making of a drawing under surety, performance bonds, or any other bonding arrangement, (g) Guarantees of any Debt of others referred to in clauses (a) through (f) above, and (h) all Debt of others referred to in clauses (a) through (f) above secured or supported by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured or supported by) any Encumbrance on the property or assets of any Obligor or any Subsidiary, even though the owner of the property has not assumed or become liable, contractually or otherwise, for the payment of such Debt; provided that if a Permitted Receivables Transaction is outstanding and is accounted for as a sale of accounts receivable under generally accepted accounting principles, Debt shall also include the additional Debt, determined on a consolidated basis, which would have been outstanding had such Permitted Receivables Transaction been accounted for as a borrowing.

(38)	“Defaulting Lender” means any Lender, as determined by the Agent, that:

(a)	has failed to fully fund its share of any Advance or fulfill its obligations under Section 9.1 within three Business Days of the date it is required to do so under this Agreement unless such Lender notifies the Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied;

(b)	has notified the Borrowers, the Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (including Section 9.1), has issued financial statements containing a “going concern” or similar qualification or indicating a potential inability to comply with funding obligations, or has made a public statement to the effect that it does not intend or is unable to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit unless such written notice relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot been satisfied;

(c)	has failed, within three Business Days after request by the Agent, to confirm that it will comply with its funding obligations under this Agreement (including Section 9.1);

(d)	has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it under this Agreement within three Business Days of the date when due, unless payment is the subject of a good faith dispute;

(e)	has become or is insolvent, is deemed to be insolvent, or is Controlled by a Person that has become or is insolvent or deemed to be insolvent; or

(f)	has itself or is Controlled by a Person that has (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

(39)	“Designated Account” means, in respect of any Advance, the account or accounts maintained by the Borrowers at the Agent’s West Metro Commercial Banking Centre, 2 Robert Speck Parkway, Mississauga, Ontario L4Z 1H8 that the Borrowers designate in their notice requesting an Advance.

(40)	“Disclosure Documents” means the financial statements referred to in Section 5.1(4)(a), and filings made by any Obligor with the Securities and Exchange Commission that were publicly available prior to the date of this Agreement.

(41)	“Distribution” means the declaration or payment of any dividend or other return on equity on or in respect of any shares of any class of capital stock, any partnership interests or any membership interests of any Person (other than dividends or other such returns payable solely in shares of capital stock, partnership interests or membership units of such Person, as the case may be); the purchase, redemption, or other retirement of any shares of any class of capital stock, partnership interests or membership units of such Person, directly or indirectly through a Subsidiary or otherwise; the return of equity capital by any Person to its shareholders, partners or members as such; or any other distribution on or in respect of any shares of any class of capital stock, partnership interest or membership unit of such Person.

(42)	“Drawdown Date” means the date, which shall be a Business Day, of any Advance.

(43)

“EBIT” means, for any period, the Consolidated Net Income (or Deficit) of WMI on a consolidated basis plus, without duplication, the sum of (a) interest expense, (b) equity in losses (earnings) of unconsolidated entities, (c) income taxes, (d) non-cash write-downs or write-offs of assets, including non-cash losses on the sale of assets outside the ordinary course of business and (e) EBIT of the businesses acquired by WMI or any of its Subsidiaries (through asset purchases or otherwise) (each an “Acquired Business”) or the Subsidiaries acquired or formed since the beginning of such period (each a “New Subsidiary”) provided that a statement identifying all such Acquired Businesses and the

EBIT of such Acquired Businesses is delivered to the Lenders with the Compliance Certificate for such period, all to the extent that each of items (a) through (d) was deducted in determining Consolidated Net Income (or Deficit) in the relevant period, minus non-cash extraordinary gains on the sale of assets outside the ordinary course of business to the extent included in Consolidated Net Income (or Deficit).

(44)	“EBITDA” means, for a period, EBIT plus (a) depreciation expense, and (b) amortization expense to the extent the same would be included in the calculation of Consolidated Net Income (or Deficit) for such period, determined in accordance with GAAP.

(45)	“Eligible Assignee” means any Person (other than a natural person, any Obligor or any Affiliate of an Obligor), in respect of which any consent that is required by Section 10.2(1) has been obtained.

(46)	“Employee Benefit Plan” means any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed by WMI, any of its Subsidiaries, or any ERISA Affiliate, other than a Multiemployer Plan.

(47)	“Encumbrance” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, charge, security interest, assignment, deposit arrangement or other restriction in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

(48)	“Environmental Laws” has the meaning defined in Section 5.1(15)(a).

(49)	“Equivalent Amount” means, with respect to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

(50)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

(51)	“ERISA Affiliate” means any Person which is treated as a single employer, member of a controlled group, or under common control with WMI or any of its Subsidiaries under §412, §412, or §430 of the Code.

(52)	“ERISA Reportable Event” means a reportable event within the meaning of §4043 of ERISA and the regulations promulgated thereunder with respect to a Guaranteed Pension Plan as to which the requirement of notice has not been waived.

(53)	“Event of Default” means any of the events or circumstances described in Section 7.1.

(54)

“Exchange Rate” means on any day, for the purpose of calculations under this Agreement, the amount of Canadian Dollars into which another currency may be converted, or vice versa, using the Bank of Canada noon spot rate for converting the one currency into the other on that day or if that day is not a Business Day, the preceding Business Day, or if such rate is not so published by the Bank of Canada for any such day, then at the mid rate (i.e. the average of the Agent’s spot buying and selling rates) quoted by the Agent at the Branch of Account at approximately noon (Toronto time) on that day in accordance with its normal practice for the applicable currency conversion in the wholesale market, or if that day is not a Business Day, the preceding Business Day.

(55)	“Excluded Taxes” means any income or capital Tax now or hereafter imposed, levied, collected, withheld or assessed on a Lender by any applicable Governmental Authority in Canada or any other jurisdiction in which that Lender is subject to Tax as a result of the Lender: (a) having a permanent establishment in such jurisdiction, (b) being organized under the laws of such jurisdiction, (c) being resident or deemed to be resident in such jurisdiction, or (d) not dealing at arm’s length with an Obligor or any other Lender; but does not include any sales, goods or services Tax payable under the laws of any such jurisdiction with respect to any goods or services made available by a Lender to the Borrowers under this Agreement or any withholding tax.

(56)	“Existing Credit Agreement” is defined in the first recital to this Agreement.

(57)	“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board

(58)	“Fee Letter” means the confidential fee letter dated July 23, 2012 from The Bank of Nova Scotia to the Borrowers and accepted by the Borrowers on July 25, 2012.

(59)	“GAAP” “ means, when used in this Agreement, whether directly or indirectly through reference to a capitalized term used therein, means (a) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board (U.S.) and its predecessors, in effect for the fiscal year ended on the December 31, 2010, and (b) to the extent consistent with such principles, the accounting practice of WMI reflected in its financial statements for the year ended on December 31, 2010; provided, that, with respect to any financial statements prepared after the December 31, 2010, such meaning in each of clause (a) and (b) shall include the revised guidance associated with multiple-deliverable revenue arrangements effective per FASB ASC 605 on January 1, 2011; provided, further, that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, “Debt” of WMI and its subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(60)

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies (such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

(61)	“Guarantee” means any obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

(62)	“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by WMI, its Subsidiaries or any ERISA Affiliate (or pursuant to which any such Person accrued an obligation to make contributions at any time during the preceding five plan years) the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

(63)	“Guarantors” means each of Waste Management, Inc., a Delaware corporation, and Waste Management Holdings, Inc., a Delaware corporation, and each other Person which delivers a guarantee hereunder, and becomes a party hereto, from time to time.

(64)	“Hazardous Substances” has the meaning defined in Section 5.1(15)(b).

(65)	“Indemnified Taxes” means Taxes other than Excluded Taxes.

(66)	“Interbank Reference Rate” means, in respect of any currency, the interest rate expressed as a percentage per annum that is determined by the Agent at any time in accordance with banking industry rules on interbank compensation for use when calculating interest due by it or owing to it arising from correction of errors in transactions in that currency between it and other banks.

(67)	“Interest Payment Date” means the 21st day of each calendar month.

(68)	“Interest Period” has the same meaning as LIBOR Period.

(69)	“Interim Balance Sheet Date” means September 30, 2012.

(70)	“Investment” means all expenditures made by a Person and all liabilities incurred (contingently or otherwise) by a Person for the acquisition of stock of (other than the stock of Subsidiaries), or Debt of, or for loans, advances, capital contributions or transfers of property to, or in respect of any Guarantees or other commitments as described under Debt, or obligations of, any other Person, including without limitation, the funding of any captive insurance company (other than loans, advances, capital contributions or transfers of property to any Subsidiaries or variable interest entities consolidated in accordance with FASB ASC 810, or Guarantees with respect to Debt of any Subsidiary or variable interest entities consolidated in accordance with FASB ASC 810). In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a Guarantee shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding, (b) there shall be included as an Investment all interest accrued with respect to Debt constituting an Investment unless and until such interest is paid, (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by partial or full repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution), (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

(71)	“Issuing Bank” means The Bank of Nova Scotia as the issuer of Letters of Credit on the basis that it is “fronting” for the other Lenders and not on the basis that it is the attorney of the other Lenders to sign Letters of Credit on their behalf. If The Bank of Nova Scotia resigns as Issuing Bank, a successor shall be agreed to by the Borrower and the Required Lenders, acting reasonably, and the new Issuing Bank.

(72)	“L/C” or “Letter of Credit” means a standby letter of credit, letter of guarantee or commercial letter of credit in a form satisfactory to the Issuing Bank, issued by the Issuing Bank at the request of the Borrowers in favour of a third Person to secure the payment or performance of an obligation to the third Person.

(73)	“L/C Fee” means the fee payable with respect to an L/C that is calculated in accordance with Section 9.5(6).

(74)	“Lenders” means each of the Persons listed on Schedule E and other lenders that from time to time become Lenders in accordance with the terms of this Agreement and “Lender” means any one of the Lenders. However, references to the Lenders in the context of the Agent or others holding Security or other rights or documents for the benefit or on behalf of the Lenders shall be interpreted as including other Persons to whom Other Guaranteed Obligations are owed.

(75)	“LIBOR” means, for any LIBOR Period and LIBOR Advance, the greatest of:

(a)	the rate expressed as a percentage per annum for deposits in US Dollars in the London interbank market for a period equal to the LIBOR Period and in an amount approximately equal to the amount of the LIBOR Advance, that appears on the Reuters LIBOR 01 Page (or any successor source from time to time) as of 11:00 a.m. (London time) two Business Days before the first day of the LIBOR Period; and

(b)	the interest rate expressed as a percentage per annum determined by the Agent to be its cost of funds in the London interbank market for US Dollars for a period equal to the LIBOR Period and in an amount approximately equal to the amount of the LIBOR Advance, at 11:00 a.m. (London time) two Business Days before the first day of the LIBOR Period.

(76)	“LIBOR Advance” or “LIBO Rate Loan” means an Advance in US Dollars bearing interest based on LIBOR.

(77)	“LIBOR Period” means the period selected by the Borrowers for a LIBOR Advance.

(78)	“Loan Documents” means this Agreement, the Security, the Fee Letter, and all other documents relating to the Credits, or either of them.

(79)	“Material Adverse Effect” means a material adverse effect on (a) the business, operations, or financial condition of the Obligors, taken as a whole, (b) the ability of either Guarantor to perform its obligations under any Loan Document to which it is a party, or (c) the rights of, or remedies or benefits available to, the Agent or any of the Lenders under any Loan Document.

(80)	“Maturity Date” means 7 November 2017.

(81)	“Moody’s” means Moody’s Investors Service, or any successor to it.

(82)	“Multiemployer Plan” means any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by WMI, any of its Subsidiaries, or any ERISA Affiliate (or pursuant to which any such Person accrued an obligation to make contributions at any time during the preceding five plan years).

(83)	“Non-B/A Lender” is defined in Section 9.12(3).

(84)

“Obligations” means all debts, liabilities and obligations of the Borrowers to the Lenders under or in connection with this Agreement, whether present or future, direct or indirect, absolute or contingent, matured or not, at any time owing or remaining unpaid by the Borrowers to the Lenders in any currency under or in connection with this Agreement, whether arising from dealings between the Lenders and the Borrowers or from other dealings or proceedings by which the Lenders may be or become in any manner whatever creditors of the Borrowers under or in connection with this Agreement, and wherever incurred, and whether incurred by the Borrowers alone or with another or others and whether as principal or surety, and all interest, fees, commissions and legal and other costs, charges and expenses owing or remaining unpaid by the Borrowers to the Lenders in any currency under or in connection with this Agreement. In this definition, “Lenders” means the Lenders, or any of them. For certainty, the Other Guaranteed Obligations are not Obligations.

(85)	“Obligors” means the Borrowers and each of the Guarantors, and “Obligor” means any of them.

(86)	“Other Guaranteed Obligations” means the present and future debts, liabilities and obligations of the Borrowers or either of them to any Lender or its affiliates that arise under or in connection with, (i) derivatives or other hedging arrangements, and (ii) cash management arrangements, entered into with such Lender or its affiliates that are permitted under this Agreement, which Other Guaranteed Obligations shall rank pari passu with the Credits.

(87)	“Parties” means collectively the Borrowers, the other Obligors, the Lenders and the Agent.

(88)	“PBGC” means the Pension Benefit Guaranty Corporation created by §4002 of ERISA.

(89)	“Pending Event of Default” means an event which would constitute an Event of Default hereunder, except for satisfaction of any requirement for giving of notice, lapse of time, or both, or other condition subsequent.

(90)	“Permitted Encumbrances” means, any of the following:

(a)	Encumbrances for taxes not due or that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been set aside as required by GAAP;

(b)	carriers’, warehousemen’s, maritime, mechanics’, materialmen’s, repairmen’s other like Encumbrances arising in the ordinary course of business that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been set aside as required by GAAP;

(c)	pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(d)	Encumbrances to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, suretyship, performance and landfill closure bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)	zoning restrictions, easements, rights-of-way, restrictions on use of property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of WMI or any of its Subsidiaries;

(f)	the Encumbrances on Schedule 1.1 of the U.S. Credit Agreement (a copy of which is attached hereto as Annex 1.1) securing the obligations listed on such Schedule and any replacement Encumbrance securing any renewal, extension or refunding of such obligations if the amount secured by such renewal, extension or refunding Encumbrance shall not exceed the amount of the outstanding obligations secured by the Encumbrance being replaced at the time of such renewal, extension or refunding (plus transactions costs, including premiums and fees, related to such renewal, extension or refunding) and if such replacement Encumbrance shall be limited to substantially the same property that secured the Encumbrance so replaced;

(g)	legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith by appropriate action and with respect to which adequate reserves are being maintained and, in the case of judgment liens, execution thereon is stayed;

(h)	rights reserved or vested in any municipality or governmental, statutory or public authority to control or regulate any property of WMI or any Subsidiary, or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by WMI or such Subsidiary;

(i)	any obligations or duties affecting the property of WMI or any of its Subsidiaries to any municipality, governmental, statutory or public authority with respect to any franchise, grant, license or permit;

(j)	Encumbrances filed in connection with sales of receivables by any of the Subsidiaries of WMI (other than Waste Management Holdings, Inc.) to a wholly-owned special purpose financing Subsidiary for purposes of perfecting such sales, provided that no third party has any rights with respect to such Encumbrances or any assets subject thereto;

(k)	any interest or title of a lessor under any sale-leaseback transaction entered into by WMI or any Subsidiary conveying only the assets so leased back to the extent the related Debt is permitted under Section 6.4(1);

(l)

Encumbrances created or deemed to be created under Permitted Receivables Transactions at any time provided such Encumbrances do not extend to any property or assets other then the trade receivables sold pursuant to such Permitted Receivables Transactions, interests in the goods or products (including returned goods and products), if any, relating to the sales giving rise to such trade receivables; any security interests or other Encumbrances and property subject thereto (other than on any leases or related lease payment rights or receivables between WMI and any of its Subsidiaries, as lessors or sublessors) from time to time purporting to secure the payment by the obligors of such trade receivables (together with any financing statements authorized by such obligors describing the collateral securing such trade receivables) pursuant to such Permitted Receivables Transactions; and

(m)	Encumbrances securing other Debt, provided that the aggregate amount of all liabilities, including any Debt, of WMI and its Subsidiaries secured by all Encumbrances permitted in subsections (k), (l) and (m), when added (without duplication) to the aggregate amount of Debt of WMI’s Subsidiaries permitted under Section 6.4(1)(b) and Debt with respect to Permitted Receivables Transactions, shall not exceed 15% of Consolidated Tangible Assets at any time.

(91)	“Permitted Receivables Transaction” means any sale or sales of, and/or securitization of, any accounts receivable of WMI and/or any of its Subsidiaries (the “Receivables”) pursuant to which (a) WMI and its Subsidiaries realize aggregate net proceeds of not more than $750,000,000 at any one time outstanding, including, without limitation, any revolving purchase(s) of Receivables where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) for such Receivables at any time outstanding does not exceed $750,000,000, and (b) which Receivables shall not be discounted more 25%.

(92)	“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(93)	“Prime Rate” means, on any day, the greater of:

(a)	the average of the annual rates of interest established by each of the Schedule I Reference Lenders as its reference rate for that day for commercial loans made by it in Canada in Canadian Dollars; and

(b)	the CDOR Rate for one-month Canadian Dollar bankers’ acceptances on that day plus 1.00% per annum.

(94)	“Prime Rate Advance” means an Advance in Canadian Dollars bearing interest based on the Prime Rate and includes availments that are deemed to be Prime Rate Advances under this Agreement.

(95)	“RCRA” has the meaning defined in Section 5.1(15).

(96)	“Real Property” means all real property heretofore, now, or hereafter owned, operated or leased by WMI or any of its Subsidiaries.

(97)	“Register” has the meaning defined in Section 10.3.

(98)

“Release” shall have the meaning specified in CERCLA and the term “Disposal” (or “Disposed”) shall have the meaning specified in RCRA and regulations promulgated thereunder provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment and provided further, to the extent that the laws of Canada or a state, province, territory or other political subdivision thereof wherein the property lies establish a meaning for “Release” or “Disposal” which is broader than specified in either CERCLA, or RCRA, such broader meaning shall apply to WMI’s or any of its Subsidiaries’ activities in that state, province, territory or political subdivision.

(99)	“Relevant Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s of WMI’s non-credit enhanced, senior unsecured long-term debt and in circumstances when the ratings are not the same level (in the grid set forth in Section 2.5(1)), then the higher of the two ratings shall apply, provided however that if the higher rating is more than one level higher than the lower rating, the Relevant Rating shall be set at one level below the higher rating.

(100)	“Required Lenders” means a Lender or Lenders holding, in the aggregate, a minimum of 50.1% of the amount of the Commitments (or the outstanding Advances if the Commitments have terminated including after the occurrence of any Default), excluding in all cases Commitments or Advances held by any Obligor or any Affiliate or Related Party of any Obligor.

(101)	“Revolving Credit” means the revolving credit of up to C$150,000,000 or the Equivalent Amount in US Dollars in favour of the Borrowers that is established pursuant to Section 2.1(1), unless the context otherwise requires, includes the Swing Line Tranche.

(102)	“Revolving Lenders” means the Lenders who have provided Commitments relating to the Revolving Credit as specified in Schedule E.

(103)	“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor to it.

(104)	“Schedule I Reference Lenders” means Lenders that are banks named on Schedule I of the Bank Act (Canada) and that have been designated as or deemed to be Schedule I Reference Lenders pursuant to Section 8.9.

(105)	“Security” means the guarantees held from time to time by or on behalf of the Agent and the Lenders supporting or intended to support, inter alia, repayment of any of the Obligations, including, without limitation, the Existing Guarantees and the New Guarantees.

(106)	“Standby Fee” has the meaning defined in Section 2.5(5).

(107)	“Subsidiary” means any Person of which the designated parent shall at any time own directly or indirectly through one or more subsidiaries at least a majority of the outstanding capital stock or other interests entitled to vote generally and whose financial results are required to be consolidated with the financial results of the designated parent in accordance with GAAP.

(108)	“Swap Contract” means all obligations in respect of interest rate, currency or commodity exchange, forward, swap, or futures contracts or similar transactions or arrangements entered into to protect or hedge any of the Obligors against interest rate, exchange rate or commodity price risks or exposure, or to lower or diversify their funding costs.

(109)	“Swing Line Lender” means the Lender that, subject to Section 9.1(2), makes Advances under the Swing Line Tranche. As of the date of this Agreement, the Swing Line Lender is The Bank of Nova Scotia. The Borrowers may from time to time with the consent of the Agent and the proposed replacement Lender, designate another Revolving Lender to replace The Bank of Nova Scotia as the Swing Line Lender, in which case the Parties shall make such arrangements as are necessary to ensure that all amounts owing under or in connection with the Swing Line Tranche to the outgoing Swing Line Lender are promptly paid in full.

(110)	“Swing Line Tranche” means the carveout of the Revolving Credit under which overdrafts are available as described in Section 2.1(1).

(111)	“Taxes” means all taxes, levies, imposts, stamp taxes, duties, deductions, withholdings and similar governmental impositions payable, levied, collected, withheld or assessed as of the date of this Agreement or at any time in the future and all interest, charges and penalties in respect thereof, and “Tax” shall have a corresponding meaning.

(112)	“Term Credit” means the credit of up to C$500,000,000 or the Equivalent Amount in US Dollars in favour of the Borrowers that is established pursuant to Section 2.1(2).

(113)	“Term Lenders” means the Lenders who have provided Commitments relating to the Term Credit as specified in Schedule E.

(114)	“Total Debt” means the sum, without duplication, of all (1) Debt of WMI on a consolidated basis, under subsections (a) through (h) of the definition of “Debt” (provided, however, that Debt with respect to Permitted Receivables Transactions shall not be included in such calculation), plus (2) non-contingent reimbursement obligations of WMI and its Subsidiaries with respect to drawings under any L/Cs.

(115)	“Transaction” means the acquisition of the assets of RCI Environnement Inc., Location P.S.M. Inc. and Gestion Environnementale Nord-Sud Inc. by WM Québec as described more particularly in the Agreement of Purchase and Sale.

(116)	“U.S. Credit Agreement” means the U.S. $2,000,000,000 amended and restated revolving credit agreement dated as of May 9, 2011 by and among WMI, as borrower, Waste Management Holdings, Inc., as guarantor, various banks party thereto from time to time, as lenders, Bank of America, N.A., as administrative agent and others.

(117)	“US Dollars” and “U.S. $” means lawful monies of the United States of America.

(118)	“WMI” means Waste Management, Inc., a Delaware corporation.

(119)	“WMOCC” means Waste Management of Canada Corporation, a Nova Scotia unlimited liability company.

(120)	“WMQ” means WM Québec Inc., a corporation incorporated under the laws of Canada.

1.2	Construction

This Agreement has been negotiated by each party with the benefit of legal representation and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

1.3	Certain Rules of Interpretation

In this Agreement:

(a)	the division into sections and other subdivisions thereof and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and

(b)	unless otherwise specified or the context otherwise requires:

(i)	references to any Section or Schedule are references to the Section of, or Schedule to, this Agreement;

(ii)	“including” or “includes” means “including (or includes) but not limited to” and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(iii)	references to contracts, agreements or instruments, unless otherwise specified, are deemed to include all present and future amendments, supplements, restatements or replacements to or of such contracts, agreements or instruments, provided that such amendments, supplements, restatements or replacements to or of such contracts, agreements or instruments have been, if applicable, approved or consented to and otherwise made in accordance with the provisions of this Agreement;

(iv)	references to any legislation, statutory instrument or regulation or a section or other provision thereof, unless otherwise specified, is a reference to the legislation, statutory instrument, regulation, section or other provision as amended, restated or re-enacted from time to time;

(v)	references to any thing includes the whole or any part of that thing and a reference to a group of things or Persons includes each thing or Person in that group;

(vi)	references to a Person includes that Person’s successors and assigns;

(vii)	all references to specific times are references to Toronto time; and

(viii)	words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4	Accounting Terms

In this Agreement, unless specified otherwise, each accounting term has the meaning assigned to it under GAAP.

1.5	Existing Credit Agreement

The Credits are in addition to the credit provided to WMOCC under the Existing Credit Agreement which remains in full, force and effect, unamended by this Agreement.

ARTICLE 2

THE CREDITS

2.1	Amounts and Availment Options

(1)	Upon and subject to the terms and conditions of this Agreement, the Revolving Lenders severally (not jointly and not jointly and severally) agree to provide to the Borrowers a credit facility referred to as the Revolving Credit for the use of the Borrowers in the aggregate amount of up to $150,000,000 (provided that each Revolving Lender’s obligation hereunder shall be limited to its respective Applicable Percentage of the Revolving Credit).

(2)	Subject to the terms and conditions of this Agreement, the Term Lenders severally (not jointly and not jointly and severally) agree to provide to the Borrowers a credit facility referred to as the Term Credit for the use of the Borrowers in the aggregate amount of up to $500,000,000 or the Equivalent Amount in US Dollars (provided that each Term Lender’s obligation shall be limited to its respective Applicable Percentage of the Term Credit).

(3)	The principal amount of the Credits may be increased by up to an aggregate of $100,000,000 to be allocated between the Credits as agreed between the Borrowers and the Agent, on one or more occasions if (a) one or more existing Lenders agree with the Borrowers in their sole discretion to increase their Commitments and confirm their agreement in a form satisfactory to the Agent or (b) one or more other financial institutions identified by the Borrowers and/or the Agent and acceptable to the Agent, the Issuing Lender and the Swing Line Lender, provide Commitments in a form satisfactory to the Agent. In that case, the Agent shall notify the Lenders and the Obligors of the increased amount of each of the Credits and shall provide them with a revised version of Schedule E.

(4)	At the option of the Borrowers, the Revolving Credit (other than the Swing Line Tranche) may be used by:

(a)	requesting the Revolving Lenders to make Prime Rate Advances, Base Rate Advances and/or LIBOR Advances;

(b)	presenting orders to the Revolving Lenders for acceptance as B/As and/or requesting the Revolving Lenders to make B/A Equivalent Loans; and/or

(c)	requesting that L/Cs in Canadian Dollars or US Dollars be issued by the Issuing Bank on behalf of all the Revolving Lenders except that the aggregate face amount of L/Cs outstanding under the Revolving Credit at any time shall not exceed $50,000,000, measured at the time of issuance or renewal of any L/C.

(5)	At the option of the Borrowers, they may obtain Advances in an aggregate amount of up to $20,000,000 or the Equivalent Amount in US Dollars by incurring overdrafts in their Canadian Dollar and US Dollar accounts with the Swing Line Lender, which shall be deemed to be Prime Rate Advances and Base Rate Advances, respectively, by the Swing Line Lender. The Swing Line Lender shall not, however, be required to make any such Advance if doing so would result in the sum of the Advances made by the Swing Line Lender under the Revolving Credit (other than the Swing Line Tranche) plus the Advances made by the Swing Line Lender under the Swing Line Tranche exceeding the Swing Line Lender’s Applicable Percentage of the Revolving Credit (without reference to the Swing Line Tranche).

(6)	The Term Credit may be drawn only in a single Advance only up to 7 August 2013, at which time the undrawn amount of the Term Credit shall be permanently cancelled. The Borrowers may cancel the Term Credit at any time following the Closing Date prior to the date which is nine months following the Closing Date upon written notice to the Agent. Other than the Standby Fee (as defined in Section 2.6), no other fee, penalty or other amount shall be owed in connection with cancellation of the Term Credit.

(7)	At the option of the Borrowers, the Term Credit may be used by:

(a)	requesting the Term Lenders to make Prime Rate Advances, Base Rate Advances and/or LIBOR Advances; and/or

(b)	presenting orders to the Term Lenders for acceptance as B/As and/or requesting the Term Lenders to make B/A Equivalent Loans.

2.2	Re-borrowing

(1)	The Revolving Credit is a revolving credit and the principal amount of any Advance under the Revolving Credit that is repaid may be re-borrowed, if the Borrowers are otherwise entitled to an Advance under the Revolving Credit.

(2)	The Term Credit is a non-revolving credit and the principal amount of any Advance under the Term Credit that is repaid may not be re-borrowed.

2.3	Use of the Credits

(1)	The Revolving Credit may be used to, (a) finance the general corporate requirements of the Borrowers and their Subsidiaries, (b) at the option of the Borrowers, refinance WMOCC’s existing indebtedness owing under the Existing Credit Agreement, and (c) to finance the implementation of the Transaction including, without limitation, payment of the purchase price, payment of any ancillary costs and expenses relating thereto and funding of any immediate working capital requirements in connection therewith, subject to the other terms of this Agreement.

(2)	The Term Credit may only be used to finance the implementation of the Transaction including, without limitation, payment of the purchase price, payment of any ancillary costs and expenses relating thereto and funding of any immediate working capital requirements in connection therewith.

2.4	Term and Repayment

(1)	The Revolving Credit shall be repaid in full and cancelled on or before the Maturity Date.

(2)	The Term Credit shall be repaid in full and cancelled on or before the Maturity Date.

(3)	Subject to the terms hereof, the Swing Line Lender may, at its option, request that the aggregate outstanding Advances under the Swing Line Tranche be reduced by way of Advances under the Revolving Credit. The Agent, in consultation with the Swing Line Lender, shall notify the other Revolving Lenders of the Advances they are required to make based on their respective Applicable Percentages. On the day of receipt of that notice, each of the other Revolving Lenders shall disburse their respective Advances to the Swing Line Lender, which shall thereupon be deemed to be Prime Rate Advances and Base Rate Advances as applicable, in each case under the Revolving Credit. No Revolving Lender shall, however, be required to make an Advance under this Section 2.4(3) that would result in the total Advances made by the Lender under the Revolving Credit exceeding the Lender’s Applicable Percentage of the Revolving Credit.

(4)

If at any time the Borrowers request an Advance under the Revolving Credit (other than the Swing Line Tranche) and the Advance would result in the sum of the Advances made by the Swing Line Lender under the Revolving Credit (other than the Swing Line Tranche) plus the Advances made by the Swing Line Lender under the Swing Line Tranche exceed the Swing Line Lender’s Applicable Percentage of the Revolving Credit (other than the Swing Line Tranche), then the Borrowers shall be deemed to have directed the Agent to pay the proceeds of the requested Advance to the Swing Line Lender to repay the Swing Line Tranche to the extent of the excess, and the Agent shall do so. In addition, and notwithstanding anything to the contrary in this Agreement, (i) if an Event of Default occurs and is continuing, or (ii) if the Swing Line Lender so requires from time to time, and there are then outstanding any Advances under the Swing Line Tranche, effective on the day of notice to that effect to the other Revolving Lenders from the Swing Line Lender, the Borrowers shall be deemed to have requested, and hereby request, an Advance or Advances under the Revolving Credit sufficient to repay the Advances under the Swing Line Tranche in the currencies in which they were made, including accrued and unpaid interest in respect thereof. On the day of receipt of such notice, each of the other Revolving Lenders shall disburse to the Swing Line Lender its respective Applicable Percentage thereof, which shall thereupon be deemed to be Prime Rate Advances (to the extent that the Advances under the Swing Line Tranche were in Canadian Dollars) and Base Rate Advances (to the extent that the Advances under the Swing Line Tranche were in US Dollars), in each case under the Revolving Credit. No

Revolving Lender shall, however, be required to make an Advance under this Section 2.4(4) that would result in the total Advances made by the Lender under the Revolving Credit exceeding the Lender’s Applicable Percentage of the Revolving Credit.

2.5	Interest Rates, Fees and Commissions

(1)	Interest rates on Prime Rate Advances, Base Rate Advances and LIBOR Advances and the rates for calculation of B/A Fees and L/C Fees shall be determined and adjusted based on the Relevant Rating as follows:

Relevant Rating	Standby Fee	L/C Fees	Prime Rate and Base Rate Advances	B/A Fees/ LIBOR Advances
Greater than or equal to A-/A3	0.225%	1.125%	0.125%	1.125%
BBB+/Baa1	0.25%	1.25%	0.25%	1.25%
BBB/Baa2	0.28%	1.40%	0.40%	1.40%
BBB-/Baa3	0.33%	1.65%	0.65%	1.65%
Less than or equal to BB+/ Ba1	0.43%	2.15%	1.15%	2.15%

All figures in the table above represent percent per annum. Each of the amounts specified above, except the Standby Fee, shall be increased by 2% per annum if an Event of Default has occurred and is continuing. If an Event of Default is disclosed by a Compliance Certificate, any increase shall be applied beginning as of the end of the fiscal period to which the Compliance Certificate relates.

(2)	Any increase or decrease in the interest rates and fees resulting from a change in the Relevant Rating shall be effective on the day that the Relevant Rating changes. WMI shall immediately notify the Agent of any change in the Relevant Rating, or in the rating of S&P or Moody’s composing the Relevant Rating.

(3)	Interest shall accrue and be payable on Prime Rate Advances and Base Rate Advances at the Prime Rate or the Base Rate, respectively, plus the relevant figure shown under “Prime Rate and Base Rate Advances” in the table in Section 2.5(1). Interest shall accrue and be payable on LIBOR Advances at LIBOR plus the relevant figure shown under “LIBOR Advances” in that table. The rate for calculation of B/A Fees and L/C Fees shall be the relevant figure shown under “B/A Fees” and “L/C Fees”, respectively, in that table. In addition, a fronting fee at a rate of 0.25% per annum on the amount of each L/C shall be payable to the Issuing Bank for its own account.

(4)	The Borrowers shall pay interest and fees at the applicable rate specified in Section 2.5(1) to the Agent at the Branch of Account on Advances outstanding from time to time, except that the B/A Fee for any B/A shall be paid by each Lender deducting the B/A Fee from the proceeds of the B/A remitted to the Agent pursuant to Section 9.10(4). The Borrowers shall pay interest on Prime Rate Advances and Base Rate Advances on the 22nd day of each month. The Borrowers shall pay interest on each LIBOR Advance on the last day of the applicable LIBOR Period and, if the LIBOR Period is longer than three months, every three months after the date of the relevant LIBOR Advance. The Borrowers shall pay L/C Fees and the fronting fee applicable to L/Cs quarterly in arrears on the third Business Day after the end of each calendar quarter.

(5)	The Agent shall distribute interest and fees for the Revolving Credit (other than the Swing Line Tranche) to the Revolving Lenders based on their respective Applicable Percentages, except that the fronting fee for L/Cs shall be paid to the Issuing Bank for its own account. Interest for the Swing Line Tranche shall be paid to the Swing Line Lender for its own account. The Agent shall distribute interest and fees for the Term Credit to the Term Lenders based on their respective Applicable Percentages.

2.6	Standby Fee

The Borrowers shall pay a standby fee (the “Standby Fee”) on the daily unadvanced portion of the Revolving Credit and, until the date of the first Advance thereunder or its cancellation, the Term Credit, at a rate that shall be adjusted based on the Relevant Rating and that shall be as specified under “Standby Fee” in the table in Section 2.5(1). The Standby Fee shall be payable quarterly in arrears on the third Business Day after the end of each quarter, with the first payment to be made on the third Business Day after the end of the first quarter following the Closing Date. On termination of all Commitments under the Revolving Credit, the Borrowers shall also pay any accrued but unpaid Standby Fees.

2.7	Agency, Assignment and Other Fees

The Borrowers shall, concurrently with the execution of this Agreement, pay the non-refundable upfront and other fees to the Agent in accordance with the Fee Letter. The Borrowers shall also pay agency and other fees to the Agent from time to time in accordance with the Fee Letter.

2.8	Exchange Rate Fluctuations

If fluctuations in rates of exchange in effect between US Dollars and Canadian Dollars cause the amount of Advances (expressed in Canadian Dollars) under a Credit to exceed the maximum amount of that Credit permitted in this Agreement by five (5%) percent or more for a period of five (5) consecutive Business Days, the Borrowers shall promptly pay the Lenders the amount by which the maximum amount of that Credit is exceeded. If, on the date of any Advance under a Credit (whether by rollover, renewal, conversion or otherwise), the amount of Advances (expressed in Canadian Dollars) under that Credit exceeds the maximum amount of that Credit because of fluctuations in rates of exchange, the Borrowers shall promptly pay the Lenders the excess and shall not be entitled to any Advance that would result in the amount of that Credit being exceeded.

ARTICLE 3

SECURITY

3.1	Security

(1)	The security shall comprise the, (i) unlimited and unconditional guarantees of the Obligations and the Other Guaranteed Obligations in favour of the Agent and the Lenders by each of the Guarantors, and (ii) the unlimited and unconditional guarantees of the Other Guaranteed Obligations of the other Borrower in favour of the Agent and the Lenders by each of the Borrowers, each of which are to be delivered pursuant to this Agreement.

ARTICLE 4

DISBURSEMENT CONDITIONS

4.1	Conditions Precedent to Initial Advance

The conditions precedent specified in this Section 4.1 must be satisfied at or before the time of the first Advance under this Agreement, unless waived by all Lenders. Where delivery of documents is referred to, the documents must be delivered to the Agent, for and on behalf of the Lenders, the documents must be in form and substance satisfactory to the Lenders, duly executed by all parties and in full force and effect, and all matters disclosed by the documents must be satisfactory to the Lenders.

(1)	Documents

(a)	The Agent must have received duly executed copies of this Agreement and the Fee Letter.

(b)	The Agent must have received duly executed copies of the Security and the other Loan Documents.

(2)	Other Debt and Liens

(a)	The Agent must have received a true copy of the U.S. Credit Agreement together with all amendments thereto up to the date of this Agreement;

(b)	The Agent must have received all statements, postponements and acknowledgements that are reasonably required in respect of other Encumbrances affecting the Property of the Obligors to confirm that those Encumbrances are Permitted Encumbrances.

(3)	Financial Information

(a)	The Agent must have received summary projected information for WMOCC.

(b)	The Agent must have received a Compliance Certificate from the Borrowers for the trailing twelve month period ended as of the Interim Balance Sheet Date.

(4)	Corporate and Other Information

(a)	The Agent must have received a certificate of each Obligor attaching copies of its Constating Documents, a list of its officers and directors with occupations of all directors, specimens of the signatures of those officers or directors who are executing Loan Documents on its behalf, copies of the corporate proceedings taken to authorize it to execute, deliver and perform its obligations under the Loan Documents, and other corporate and “know your client” information that the Agent or any Lender may reasonably require.

(b)	The Agent must have received a certificate of status, compliance, good standing or equivalent for each Obligor for its jurisdiction of incorporation and for each jurisdiction where it carries on business or where registrations or filings in relation to the Security given by that Obligor have been effected, except for any jurisdiction where certificates of that kind are not customarily issued by a Governmental Authority.

(c)	The Agent must have received evidence that the delivery of Loan Documents will not contravene applicable law governing financial assistance or other similar law that affects the Loan Documents.

(d)	Each Obligor must have complied with Section 6.3(2).

(5)	Opinions The Agent must have received the opinions of:

(a)	Borden Ladner Gervais LLP, counsel to the Agent and the Lenders in relation to the Loan Documents which are governed by Ontario law.

(b)	In-house counsel to the Obligors addressed to the Agent, the Lenders and Borden Ladner Gervais LLP in relation to, among other things, the Obligors and the enforceability of the Loan Documents governed by Ontario law and such other matters as the Agent may reasonably require.

(c)	The opinion of local counsel to the Borrowers, addressed to the Agent, the Lenders and Borden Ladner Gervais LLP in relation to, among other things, the existence of each of the Borrowers, its corporate power and authority and the due authorization, execution and delivery of the Loan Documents and such other matters as the Agent may reasonably require.

(6)	Other Matters The following other conditions must be satisfied:

(a)	All fees and expenses payable under the Loan Documents and the Fee Letter (including upfront fees, agency fees, and reasonable legal fees and expenses of the Lenders’ counsel invoiced prior to the Closing Date) shall have been paid.

(b)	The Lenders must be satisfied that there has not occurred and does not exist since December 31, 2011 any event or circumstance that has, or could reasonably be expected to have, a Material Adverse Effect; and

(c)	The Agent must have received any other documents that the Lenders may reasonably require.

4.2	Conditions Precedent to an Advance under the Term Credit

In addition to the other conditions precedent specified in this Agreement, the obligation of the Lenders to make any Advance under the Term Credit is subject to the conditions precedent specified in this Section 4.2, unless waived by all the Lenders. Where delivery of documents is referred to, the documents must be delivered to the Agent, for and on behalf of the Lenders, the documents must be in form and substance reasonably satisfactory to the Lenders, duly executed by all parties and in full force and effect, and all matters disclosed by the documents must be satisfactory to the Lenders.

(a)	The Lenders must have been provided with all relevant information and documentation reasonably requested in connection with the Transaction, including, without limitation, the Agreement of Purchase and Sale and copies of material third party consents and approvals.

(b)	The Lenders must be satisfied that the Transaction has been completed substantially in compliance with the terms of the Agreement of Purchase and Sale.

(c)	The Lenders must be satisfied that there is no pending or threatened dispute that seeks to adjourn, delay, enjoin, prohibit or impose material limitations on any aspect of the Transaction or that has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)	The Agent must have received other documents that the Lenders may reasonably require.

4.3	Conditions Precedent to all Advances

In addition to the other conditions precedent specified in this Agreement, the obligation of the Lenders to make any Advance is subject to the following conditions precedent:

(a)	No Pending Event of Default or Event of Default has occurred and is continuing on the Advance Date, or would result from making the Advance.

(b)	The Agent must have received timely notice as required under Section 9.7.

(c)	The representations and warranties made in Section 5.1 of this Agreement, except those expressly stated to be made as of a specific date, must be true and correct on and as of the Advance Date with the same force and effect as if the representations and warranties had been made on and as of the Advance Date.

(d)	All other terms and conditions of this Agreement on which an Advance may be obtained must be fulfilled.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties

Each Obligor represents and warrants to the Lenders as specified in this Section 5.1.

(1)	Corporate Authority.

(a)	Each of the Obligors (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary, except where a failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b)	The execution, delivery and performance of its Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate authority of each of the Obligors, (ii) have been duly authorized by all necessary corporate proceedings on the part of each of the Obligors, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Obligors is subject, (iv) do not contravene any judgment, order, writ, injunction, license or permit applicable to any Obligor so as to have a Material Adverse Effect, and (v) do not conflict with any provision of the Constating Documents of any of the Obligors or any agreement or other instrument binding upon any Obligor, except for those conflicts with any such agreement or instrument which could not reasonably be expected to have a Material Adverse Effect.

(c)	The execution, delivery and performance of the Loan Documents by each of the Obligors will result in valid and legally binding obligations of each of the Obligors enforceable against each in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights generally and general principles of equity.

(2)	Governmental and Other Approvals. The execution, delivery and performance of the Loan Documents by each of the Obligors and the consummation by each of the Obligors of the transactions contemplated hereby and thereby do not require any approval or consent of, or filing with, any governmental agency or authority or other third party other than those already obtained and those required after the date hereof in connection with the Obligors’ performance of the covenants contained in this Agreement.

(3)	Title to Properties; Leases. WMI and its Subsidiaries own all of the assets reflected in the consolidated balance sheet as at the Interim Balance Sheet Date or acquired since that date (except property and assets (a) operated under capital leases (b) sold or otherwise disposed of in the ordinary course of business since that date), or (c) consolidated in accordance with variable entity guidance in FASB ASC 810) subject to no Encumbrances except Permitted Encumbrances.

(4)	Financial Statements; Solvency.

(a)	There have been furnished to the Lenders consolidated balance sheets of WMI dated the Balance Sheet Date and consolidated statements of operations for the fiscal periods then ended, certified by Accountants. In addition, there have been furnished to the Lenders consolidated balance sheets of WMI and its Subsidiaries (including the Borrowers) dated the Interim Balance Sheet Date and the related consolidated statements of operations for the fiscal quarter ending on the Interim Balance Sheet Date. All said balance sheets and statements of operations have been prepared in accordance with GAAP (but, in the case of any of such financial statements which are unaudited, only to the extent GAAP is applicable to interim unaudited reports), and fairly present, in all material respects, the financial condition of WMI on a consolidated basis as at the close of business on the dates thereof and the results of operations for the periods then ended, subject, in the case of unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments and to the absence of complete footnotes. There are no contingent liabilities of WMI and its Subsidiaries involving material amounts, known to the officers of any of the Obligors, which have not been disclosed in said balance sheets and the related notes thereto or otherwise in writing to the Lenders.

(b)	Each of the Obligors on a consolidated basis (both before and after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., it has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and has, and expects to have, the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

(5)	No Material Changes, Etc. Since the Balance Sheet Date, there have been no material adverse changes in the consolidated financial condition, business, assets or liabilities (contingent or otherwise) of WMI and its Subsidiaries, taken as a whole, other than changes in the ordinary course of business which have not had a Material Adverse Effect.

(6)	Franchises, Patents, Copyrights, Etc. Each of the Obligors possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted (other than those the absence of which would not have a Material Adverse Effect) without known conflict with any rights of others other than a conflict which would not have a Material Adverse Effect.

(7)	Litigation. Except as disclosed in the Disclosure Documents, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Obligors, threatened against the Obligors before any court, tribunal or administrative agency or board which, either in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(8)	No Materially Adverse Contracts, Etc. None of the Obligors is subject to any restriction in its Constating Documents, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of such Obligor’s officers has or could reasonably be expected in the future to have a Material Adverse Effect. None of the Obligors is a party to any contract or agreement which in the judgment of such Obligor’s officers has or could reasonably be expected to have any Material Adverse Effect, except as otherwise reflected in adequate reserves as required by GAAP.

(9)	Compliance With Other Instruments, Laws, Etc. None of the Obligor is (a) violating any provision of its Constating Documents, or (b) violating any agreement or instrument to which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, or any statute, license, rule or regulation, in a manner which could (in the case of such agreements or such instruments) reasonably be expected to result in a Material Adverse Effect.

(10)	Tax Status. Each of the Obligors have filed all federal, state, provincial and territorial income and all other tax returns, reports and declarations (or obtained extensions with respect thereto) required by applicable law to be filed by them (unless and only to the extent that such Obligor has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes as required by GAAP); and have paid all taxes and other governmental assessments and charges (other than taxes, assessments and other governmental charges imposed by jurisdictions other than the United States, Canada or any political subdivision thereof which in the aggregate are not material to the financial condition, business or assets of any Obligor on an individual basis or of WMI on a consolidated basis) that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and, as required by GAAP, have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except to the extent contested in the manner permitted in the preceding sentence, there are no unpaid taxes in any material amount claimed by the taxing authority of any jurisdiction to be due and owing by any Obligor, nor do the officers of any Obligor know of any basis for any such claim.

(11)	No Event of Default. No Pending Event of Default or Event of Default has occurred hereunder and is continuing.

(12)	Investment Company Act. None of the Obligors is a “registered investment company”, or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940.

(13)	Absence of Financing Statements, Etc. Except as permitted by Section 6.4(1), there is no Debt senior to the Obligations, and except for Permitted Encumbrances, there are no Encumbrances, or any effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed, registered or recorded with any filing records, registry, or other public office, which purports to cover, affect or give notice of any present or possible future Encumbrances on any assets or property of any Obligor or right thereunder.

(14)	Employee Benefit Plans.

(a)	In General. Each Employee Benefit Plan has been maintained and operated in material compliance with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. Promptly upon the request of any Lender or the Agent, the Borrowers will furnish to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

(b)	Terminability of Welfare Plans. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title 1, Part 6 of ERISA). WMI or an ERISA Affiliate, as appropriate, may terminate each such employee welfare benefit plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of WMI or such ERISA Affiliate without material liability to any Person.

(c)	Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §303(k) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Obligor or any ERISA Affiliate with respect to any Guaranteed Pension Plan (other than Terminated Plans) and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Other than with respect to the Terminated Plans, based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, each Guaranteed Pension Plan is in compliance with the minimum funding standards as set forth in §302 of ERISA and is not subject to any restrictions concerning (i) providing shutdown or similar benefits, (ii) amendments to increase benefits, (iii) paying lump sums or (iv) continuing to accrue benefits, as described by the Pension Protection Act of 2006.

(d)	Multiemployer Plans. Except for liabilities that have been discharged prior to the Effective Date or as to which accruals have been made in accordance with GAAP prior to the Effective Date as reflected in the Disclosure Documents, neither any Obligor nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither any Obligor nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

(15)	Environmental Compliance. Each of the Obligors have taken all steps that they have deemed reasonably necessary to investigate the past and present condition and usage of its Real Property and the operations conducted by it and, based upon such diligent investigation, have determined that, except as set forth in the Disclosure Documents:

(a)	None of the Obligors, nor any operator of their properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, (“RCRA”) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any applicable international, federal, state, provincial, territorial or local statute, regulation, ordinance, order or decree relating to health, safety, waste transportation or disposal, or the environment (the “Environmental Laws”), which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)	Except with respect to any such matters that could not reasonably be expected to have a Material Adverse Effect, none of the Obligors has received notice from any third party including, without limitation: any federal, state, provincial, territorial or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws, excluding household hazardous waste (“Hazardous Substances”), which any one of them has generated, transported or disposed of, has been found at any site at which a federal, state, provincial, territorial or local agency or other third party has conducted or has ordered that an Obligor conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Substances.

(c)	Except for those occurrences or situations that could not reasonably be expected to have a Material Adverse Effect (i) no portion of the Real Property or other assets of the Obligors has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, (ii) in the course of any activities conducted by the Obligors or their respective operators of the Real Property or other assets of the Obligors, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws, (iii) there have been no unpermitted Releases or threatened Releases of Hazardous Substances on, upon, into or from the Real Property or other assets of the Obligors, and (iv) any Hazardous Substances that have been generated on the Real Property or other assets of the Obligors have been transported offsite only by carriers having an identification number issued by the EPA or other relevant Governmental Authority, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Obligors’ knowledge, operating in compliance with such permits and applicable Environmental Laws.

(16)	Disclosure. No representation or warranty made by any Obligor in this Agreement or in any agreement, instrument, document, certificate, or financial statement furnished to the Lenders or the Agent by or on behalf of or at the request of the Borrowers and any other Obligor in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances in which they are made.

(17)	Permits and Governmental Authority. All permits (other than those the absence of which could not reasonably be expected to have a Material Adverse Effect) required for the construction and operation of all landfills currently owned or operated by WMI or the other Obligors have been obtained and remain in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions that may allow material modification or revocation. None of the Obligors, to the knowledge of any such Obligor, or the holder of such permits, is in violation of any such permits, except for any violation which could not reasonably be expected to have a Material Adverse Effect.

(18)	Margin Stock. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.2	Survival of Representations and Warranties

The representations and warranties made in this Agreement or any other Loan Document shall survive the execution of this Agreement and all other Loan Documents until such time as all of the Obligations and Other Guaranteed Obligations have been paid in full. No investigation by or on behalf of the Agent or Lenders at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made in any Loan Document. Unless expressly stated to be made as of a specific date, they shall be deemed to be repeated as of the date of each Advance and as of the date of delivery of each Compliance Certificate. The Lenders shall be deemed to have relied upon all representations and warranties at each time they make an Advance as a condition of making an Advance and continuing to extend the Credits.

ARTICLE 6

COVENANTS

6.1	Financial Covenants

WMI shall comply with the following covenants:

(a)	Interest Coverage Ratio. As of the end of any fiscal quarter of WMI, WMI will not permit the ratio of (a) EBIT for the four fiscal quarters then ending to (b) Consolidated Total Interest Expense for such period to be less than 2.75:1.00;

(b)	Total Debt to EBITDA. As of the end of any fiscal quarter of WMI, WMI will not permit the ratio of (a) Total Debt to (b) EBITDA for the four fiscal quarters then ending to exceed 3.50:1.00.

6.2	Positive Covenants

Each Obligor shall perform the covenants specified in this Section 6.2.

(1)	Punctual Payment. Each of the Borrowers shall duly and punctually pay and perform its indebtedness, liabilities and obligations under this Agreement and under the other Loan Documents to which it is a party and each Guarantor shall duly and punctually pay and perform (or cause to be paid and performed) its indebtedness, liabilities and obligations under this Agreement and under the other Loan Documents to which it is a party, in each case, at the times and places and in the manner required by the terms hereof and thereof.

(2)	Chief Place of Business. The Borrowers’ place of business is located at 117 Wentworth Court, Brampton, Ontario L6T 5L4. The Borrowers will give 30 days’ prior written notice to the Agent of any change in their place of business.

(3)	Records and Accounts. Each of the Obligors will keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and with the requirements of all regulatory authorities and maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.

(4)	Existence and Conduct of Business. Each of the Obligors will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; and effect and maintain its foreign qualifications (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect), licensing, domestication or authorization, except as any of the foregoing may be terminated by its board of directors in the exercise of its reasonable judgment; provided that such termination could not reasonably be expected to have a Material Adverse Effect. None of the Obligors will become obligated under any contract or binding arrangement which, at the time it was entered into, could reasonably be expected to have a Material Adverse Effect. Each of the Obligors will continue to engage primarily in any of the businesses now conducted by it and in related, complementary or supplemental businesses, and any additional businesses acquired pursuant to the terms of Section 6.4(4).

(5)	Maintenance of Properties. Each of the Obligors will cause all material properties used or useful in the conduct of its businesses to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.2(6) shall prevent any Obligor from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in its judgment, desirable in the conduct of its business and could not reasonably be expected to have a Material Adverse Effect.

(6)	Insurance. Each Obligor shall maintain or cause to be maintained insurance of the kinds, covering the risks (other than risks arising out of or in any way connected with personal liability of any officers and directors thereof) and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Obligors, in amounts substantially similar to the existing coverage maintained by the Obligors. Such insurance shall be with financially sound and reputable insurance companies (including captive insurance companies), funds or underwriters, or may be pursuant to self-insurance plans. In addition, the Obligors will furnish from time to time, upon the Agent’s request, summary of the insurance coverage of the Obligors, which summary shall be in form and substance satisfactory to the Agent and, if requested by the Agent, will furnish to the Agent copies of the applicable policies.

(7)

Taxes. Each Obligor will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labour, materials, or supplies, which if unpaid might by law become an Encumbrances upon any of its property; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the failure to do so (either individually, or in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect and the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Obligor shall have set aside on its books adequate reserves with respect thereto as required by GAAP; and provided, further, that each Obligor will pay all such taxes, assessments, charges, levies or claims prior to the foreclosure on any Encumbrance which may have attached as security therefor.

(8)	Inspection of Properties, Books and Contracts. Each Obligor will permit the Agent or any Lender or any of their respective designated representatives, upon reasonable notice, to visit and inspect any of its properties, to examine its books of account or contracts (and to make copies thereof and extracts therefrom), and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, all at such times and intervals as may be reasonably requested.

(9)	Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits. Each Obligor will (a) comply with the provisions of its Constating Documents, (b) comply with all agreements and instruments by which it or any of its properties may be bound except where non-compliance could not reasonably be expected to have a Material Adverse Effect, (c) comply with all applicable laws and regulations (including Environmental Laws), decrees, orders, judgments, licenses and permits, including, without limitation, all environmental permits (“Applicable Requirements”), except where non-compliance with such Applicable Requirements could not reasonably be expected to have a Material Adverse Effect, (d) maintain all operating permits for all landfills now owned or hereafter acquired, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (e) dispose of hazardous waste only at licensed disposal facilities operating, to such Obligor’s knowledge, in compliance with Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. If at any time any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any Obligor may fulfill any of its obligations hereunder or under any other Loan Document, such Obligor will immediately take or cause to be taken all reasonable steps within its power to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

(10)	Environmental Indemnification. Each of the Obligors covenants and agrees that it will indemnify and hold the Lenders and the Agent and their respective affiliates, and each of the representatives, agents and officers of each of the foregoing, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Lenders or the Agent (including all reasonable costs of legal representation incurred by the Lenders or the Agent) relating to (a) any Release or threatened Release of Hazardous Substances on any of its Real Property, (b) any violation of any Environmental Laws or other Applicable Requirements with respect to conditions of the Real Property or other assets of the Obligors, or the operations conducted thereon, or (c) the investigation or remediation of offsite locations at which any of the Obligors, or their predecessors, are alleged to have directly or indirectly disposed of Hazardous Substances. It is expressly acknowledged by the Obligors that this covenant of indemnification shall survive the payment of the Obligations and termination of the Credit and shall inure to the benefit of the Lenders, the Agent and their affiliates, successors and assigns.

(11)	Further Assurances. Each of the Obligors will cooperate with the Agent and execute such further instruments and documents as the Agent shall reasonably request to carry out to the Required Lenders’ satisfaction the transactions contemplated by this Agreement.

(12)	Notice of Potential Claims or Litigation. WMI shall deliver to the Agent written notice of the initiation of any action, claim, complaint, investigation or any other notice of dispute or litigation against any Obligor that could reasonably be expected to have a Material Adverse Effect, or which questions the validity or enforceability of any Loan Document, together with a copy of each such complaint or other notice received by such Obligor if requested by the Agent within 30 days of receipt thereof or of the determination that such action could reasonably be expected to have a Material Adverse Effect, whichever occurs later (and such Obligor will make such determination in each case as promptly as practicable).

(13)	Notice of Certain Events Concerning Environmental Claims. WMI shall promptly, and in any event within ten Business Days of the Obligor obtaining knowledge thereof, notify the Agent of any of the following events:

(a)	any Obligor obtaining knowledge of any violation of any Environmental Law regarding its Real Property or operations which violation could reasonably be expected to have a Material Adverse Effect;

(b)	any Obligor obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substance at, from, or into any Real Property which could reasonably be expected to have a Material Adverse Effect;

(c)	any Obligor receiving any notice of any material violation of any Environmental Law or of any Release or threatened Release of Hazardous Substance, including a notice or claim of liability or potential responsibility from any third party (including any Governmental Authority) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (i) any Obligor’s or other Person’s operation of the Real Property of such Obligor, (ii) contamination on, from, or into the Real Property, or (iii) investigation or remediation of offsite locations at which any Obligor, or its predecessors, are alleged to have directly or indirectly disposed of Hazardous Substances, if any thereof could reasonably be expected to have a Material Adverse Effect; or

(d)	any Obligor obtaining knowledge that any expense or loss has been incurred by any Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Substance with respect to which any Obligor has been alleged to be liable by such Governmental Authority or for which an Encumbrance may be imposed on any Real Property by such Governmental Authority, if any thereof could reasonably be expected to have a Material Adverse Effect.

(14)	Notice of Default. The Borrowers will promptly notify the Agent in writing of the occurrence of any Pending Event of Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation evidencing indebtedness in excess of U.S. $75,000,000 as to which any Obligor is a party or obligor, whether as principal or surety, such Obligor shall promptly upon obtaining actual knowledge thereof give written notice thereof to the Agent, describing the notice of action and the nature of the claimed default.

(15)	Use of Proceeds. The proceeds of the Advances shall be used as set forth in Section 2.3.

(16)	Certain Transactions. Except as disclosed in the Disclosure Documents, and except for arm’s length transactions pursuant to which any Obligor makes payments in the ordinary course of business, none of such Obligor’s officers, directors, or employees (or any affiliate of such officers, directors or employees) are presently or shall be a party to any transaction with the Borrowers or any Guarantor (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers or any Guarantor, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

6.3	Reporting Requirements

During the term of this Agreement, WMI and the Borrowers shall deliver or cause the delivery of the periodic reports specified below and shall give notices in the circumstances specified below, or cause notices to be given. All financial statements and other reports shall be prepared in accordance with GAAP applied on a consistent basis.

(1)	Periodic Financial Reports

(a)	WMI shall, as soon as practicable and in any event within 60 days of the end of each of its fiscal quarters (excluding the fourth fiscal quarter), cause to be prepared and delivered to the Agent, its interim unaudited consolidated financial statements as at the end of such quarter; provided, however, if such information is filed with the Securities and Exchange Commission and publicly available on the Securities and Exchange Commission’s website, such filing shall be deemed delivery to the Agent.

(b)	WMI shall, as soon as practicable and in any event within 100 days after the end of each of its fiscal years, prepare and deliver to the Agent its consolidated annual financial statements, audited by the Accountants; provided, however, if such information is filed with the Securities and Exchange Commission and publicly available on the Securities and Exchange Commission’s website, such filing shall be deemed delivery to the Agent.

(c)	WMOCC shall, as soon as practicable and in any event within 100 days after the end of each of its fiscal years, deliver to the Agent its internally prepared consolidated financial information reasonably acceptable to the Lenders.

(d)	WMI shall, concurrently with the delivery of its quarterly financial statements and annual financial statements, provide the Agent with a Compliance Certificate.

(e)	WMI shall provide to the Agent, promptly following the filing or mailing thereof, copies of all material of a financial nature filed by WMI with the Securities and Exchange Commission or sent to WMI’s stockholders generally; provided, however, if such information is filed with the Securities and Exchange Commission and publicly available on the Securities and Exchange Commission’s website, such filing shall be deemed delivery to the Agent.

(f)	The Obligors shall promptly provide the Agent with all other information, reports and certificates reasonably requested by the Lenders from time to time concerning the business, financial condition and property of the Borrowers and each other Obligor.

(2)	Know Your Client Matters The Obligors shall promptly provide all information, including information concerning their direct and indirect holders of equity interests and other Persons exercising control over it, and its and their respective directors and officers, and including supporting documentation and other evidence, as may reasonably be requested by the Agent, any Lender, or any prospective assignee or participant of a Lender, in order to comply with the requesting person’s policies and procedures relating to Applicable Law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the United Nations Act (Canada) or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

6.4	Negative Covenants

No Obligor shall do any of the things specified in this Section 6.4.

(1)	Restrictions on Indebtedness. None of the Obligors (other than WMI) will create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Debt, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any Debt, in each case, of any other Person (other than WMI or any of its Subsidiaries), other than:

(a)	Debt of WMI’s Subsidiaries listed in Schedule 8.1(a) of the U.S. Credit Agreement (a copy of which is attached hereto as Annex 8.1(a)) and any extension, renewal or refinancing of such Debt, provided that the terms and conditions of any such extensions, renewals or refinancings do not increase the relative priority of the original Debt and provided, further, that such extended, renewed or refinanced Debt does not in the aggregate exceed the U.S. Dollar amount of the original Debt; and

(b)	other Debt of WMI’s Subsidiaries (other than Waste Management Holdings, Inc.) provided that the aggregate amount of all such Debt under this Section 6.4(1)(b), when added (without duplication) to the aggregate outstanding amount of secured Debt of WMI and its Subsidiaries under (k), (l) and (m) of the definition of “Permitted Encumbrances” and Debt with respect to Permitted Receivables Transactions, shall not exceed 15% of Consolidated Tangible Assets.

(2)	Restrictions on Encumbrances.

(a)	None of the Obligors will create or incur or suffer to be created or incurred or to exist any Encumbrance of any kind upon any property or assets of any character, whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Debt or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than 30 days after the same shall have been incurred any Debt or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, except for Permitted Encumbrances.

(b)	Each Obligor covenants and agrees that if any of them shall create or incur any Encumbrance upon any of their respective property or assets, whether now owned or hereafter acquired, other than Permitted Encumbrances (unless prior written consent shall have been obtained from the Lenders), the Obligors will make or cause to be made effective provision whereby the Obligations will be secured by such Encumbrance equally and ratably with any and all other Debt thereby secured so long as such other Debt shall be so secured; provided that the covenants of the Obligors contained in this sentence shall only be in effect for so long as the Obligors shall be similarly obligated under any other Debt; provided, further, that an Event of Default shall occur for so long as such other Debt becomes secured notwithstanding any actions taken by the Obligor to ratably secure the Obligations hereunder.

(3)	Restrictions on Investments. Except to the extent provided in Section 6.4(4), none of the Obligors may make or permit to exist or to remain outstanding any Investment, other than Investments in cash equivalents unless both before and after giving effect thereto (a) WMI and its Subsidiaries are in compliance with the covenants set forth herein, and (ii) there does not exist an Event of Default or Pending Event of Default and no Event of Default or Pending Event of Default would be created by the making of such Investment; provided that the aggregate amount of all Investments (excluding Investments in cash equivalents), does not exceed 15% of Consolidated Tangible Assets; and provided further that the ability of the Subsidiaries of WMI to incur any Debt in connection with any Investment permitted by this Section 6.4(3) shall be governed by Section 6.4(1).

(4)	Mergers, Consolidations, Sales.

(a)	No Obligor shall be a party to any merger, consolidation or exchange of stock unless WMI shall be the surviving entity with respect to any such transaction to which WMI is a party and Waste Management Holdings, Inc. shall be the survivor of any merger with any other Obligor or a Subsidiary shall be the surviving entity (and continue to be a Subsidiary) with respect to any such transactions to which one or more Obligors is a party (and the conditions set forth below are satisfied), or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership, membership or joint venture or other interest in, any other Person except as otherwise provided in Section 6.4(3) or this Section 6.4(4). Notwithstanding the foregoing, the Obligor may purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or joint venture or other interest in, any Person if the following conditions have been met: (i) the proposed transaction will not otherwise create an Event of Default or a Pending Event of Default hereunder; and (ii) the business to be acquired predominantly involves (A) the collection, transfer, hauling, disposal or recycling of solid waste or thermal soil remediation, or (B) other lines of businesses currently engaged in, or related, associated, complementary or supplementary thereto, whether from an operational, business financial, technical or administrative standpoint; provided that an Obligor may purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or partnership, membership or joint venture or other interest in, any Persons in unrelated businesses, not to exceed a total aggregate amount of $400,000,000 during the term of this Agreement. Notwithstanding anything herein to the contrary, the ability of the Subsidiaries of WMI to incur any Debt in connection with any transaction permitted pursuant to this Section 6.4(4) shall be governed Section 6.4(1). For the avoidance of doubt, this section shall not restrict the Transaction, and no portion of the Transaction shall apply against the total aggregate cap of $400,000,000 set forth above.

(b)

No Obligor shall sell, transfer, convey or lease any assets or group of assets, including the sale or transfer of any property owned by such Obligor in order then or thereafter to lease such property or lease other property which such Obligor intends to use for substantially the same purpose as the property being sold or transferred, or sell or assign, with or without recourse, any receivables, except (i) transfers of real or personal property among Subsidiaries of WMI, (ii) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales of assets or pursuant to sale-leaseback transaction; provided that any net cash proceeds from any such sale or sale-leaseback shall within 180 days, either be used to pay down outstanding Obligations under either this Agreement or the U.S. Credit Agreement or be reinvested by such Person in assets of the business of the Obligors, used for working capital, invested in Investments in accordance with the provisions of Section 6.4(3) or used for general corporate purposes, (iii) sales of accounts receivable (and contract rights, general intangibles or chattel paper related thereto) more than sixty (60) days past due sold or assigned in the ordinary course of collecting past due accounts, or (iv) pursuant to a Permitted Receivables Transaction.

(5)	Restricted Distributions and Redemptions. None of the Obligors will (a) declare or pay any Distributions, or (b) redeem, convert, retire or otherwise acquire shares of any class of its capital stock (other than in connection with a merger permitted by Section 6.4(4) hereof or conversion into another form of equity of any preferred shares of WMI existing as of the Closing Date pursuant to the terms thereof), unless at the time of such Distribution or redemption no Event of Default or Pending Event of Default exists or would be created hereunder. Notwithstanding the above, any Subsidiary may make Distributions to WMI and WMI agrees that no Obligor will enter into any agreement restricting Distributions from such Obligor to the Borrower.

(6)	Employee Benefit Plans. No Obligor or any ERISA Affiliate will:

(a)	engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for WMI on a consolidated basis; or

(b)	permit any Guaranteed Pension Plan to be in “at risk” status or subject to the notice and lien provisions described in §303 of ERISA, whether or not a minimum funding waiver has been granted; or

(c)	fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Obligor pursuant to §303 or §4068 or ERISA; or

(d)	permit or take any action which would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA), other than with respect to The Waste Management, Inc. Pension Plan and The Waste Management of Alameda County, Inc. Retirement Plan, of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any such Guaranteed Pension Plan with assets in excess of benefit liabilities.

The Obligors will (i) promptly upon the request of any Lender or the Agent, furnish to the Lenders a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (ii) promptly upon receipt or dispatch, furnish to the Lenders any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 303, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242 or 4245 of ERISA.

(7)	Perform Obligations. If an Event of Default has occurred and is continuing and any Obligor has failed to perform any of its covenants or agreements in the Loan Documents, the Required Lender, may, but shall be under no obligation to, instruct the Agent on behalf of the Lenders to perform any such covenants or agreements in any manner deemed fit by the Required Lenders without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Agent and/or the Lenders in respect of the foregoing shall be secured by the Security.

ARTICLE 7

DEFAULT

7.1	Default

Each of the following events shall constitute an Event of Default under this Agreement:

(a)	the Borrowers fail to pay, whether by acceleration or otherwise, any amount of principal (including any amount relating to a B/A or an L/C) when due; or

(b)	the Borrowers fail to pay any amount of interest, fees, commissions or other Obligations (other than amounts on account of principal) when due, and such failure continues for five Business Days after the date of such default; or

(c)	there occurs a breach of any of the covenants in Section 6.1 or Section 6.4; or

(d)	any Obligor makes any representation or warranty in any Loan Document, or in any written statement or certificate made or delivered pursuant to this Agreement which shall prove to have been false in any material respect upon the date when made or deemed to be made; or

(e)	there is a breach of any covenant, condition or other provision of any Loan Document (other than a breach which is specifically dealt with elsewhere in this Section 7.1), by any party thereto other than the Agent or the Lenders, and such breach, if capable of being remedied, is not corrected or otherwise remedied within 30 days after the Agent or any Lender gives written notice thereof to the Borrowers; or

(f)	any Obligor shall fail to pay when due, or within any applicable period of grace, any Debt or obligations under Swap Contracts in an aggregate amount greater than U.S. $75,000,000, or fail to observe or perform any material term, covenant or agreement contained in any one or more agreements by which it is bound, evidencing or securing any Debt or obligations under Swap Contracts in an aggregate amount greater than U.S. $75,000,000 for such period of time as would permit, or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or terminate its commitment with respect thereto; or

(g)	any Obligor makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator or receiver of any Obligor, or of any substantial part of the assets of any Obligor or commences any case or other proceeding relating to any Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against any Obligor or any Obligor indicates its approval thereof, consent thereto or acquiescence therein; or

(h)	if a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Obligor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Obligor in an involuntary case under the bankruptcy laws of any jurisdiction as now or hereafter constituted; or

(i)	if there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against any Obligor which, with other outstanding final judgments against any Obligor, exceeds in the aggregate U.S. $50,000,000 after taking into account any undisputed insurance coverage; or

(j)	if, with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrowers or any Subsidiary to the PBGC or such Plan in an aggregate amount exceeding $50,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the partial or complete termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; or a trustee shall have been appointed by the appropriate United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Plan;

(k)	if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Obligor, or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)	if any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common voting stock of WMI; or during any period of twelve consecutive calendar months, individuals who were directors of WMI on the first day of such period (together with any new directors whose election by such board or whose nomination for election by the shareholders of WMI was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of WMI;

(m)	either of the Borrowers ceases to be directly or indirectly wholly-owned by WMI; or

(n)	the occurrence of any Event of Default (as such term is defined in the U.S. Credit Agreement as at the date of this Agreement) under the U.S. Credit Agreement.

7.2	Acceleration and Termination of Rights

(1)	If any Event of Default occurs, the Lenders shall be under no further obligation to make Advances and the Required Lenders may instruct the Agent to give notice to the Borrowers (a) declaring the Lenders’ obligations to make Advances to be terminated, in which case they shall terminate immediately, and/or (b) declaring the Obligations or any of them to be due and payable, in which case they shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrowers.

(2)	Notwithstanding the preceding paragraph, if any Obligor becomes a bankrupt (voluntarily or involuntarily), or institutes any proceeding seeking liquidation, dissolution, arrangement, winding-up, relief of debtors or from creditors or the appointment of a receiver or trustee over any material part of its property or analogous proceeding in any jurisdiction, then without prejudice to the other rights of the Lenders as a result of any such event, without any notice or action of any kind by the Agent or any Lender, and without presentment, demand or protest, the Lenders’ obligation to make Advances shall immediately terminate, the Obligations shall immediately become due and payable and the Borrowers shall be obligated to deposit forthwith with the Agent for the Lenders’ benefit Collateral equal to the full face amount at maturity of all L/Cs and B/As then outstanding for its account

7.3	Payment of L/Cs and B/As

(1)	Immediately on any Obligations becoming due and payable under Section 7.2, the Borrowers shall, without necessity of further act or evidence, be unconditionally obligated to immediately deposit with the Agent for the Lenders’ benefit Cash Collateral equal to the full face amount of all L/Cs and B/As then outstanding for its account and the Borrowers hereby unconditionally promise and agree to do so. The amounts required to be deposited as Cash Collateral form part of the Obligations. Each of the Borrowers authorizes the Lenders, or any of them, to debit its accounts with the amount required to pay outstanding L/Cs, and to pay outstanding B/As including any that are held by the Lenders, or any of them, in their own right at maturity. Amounts paid to the Agent in respect of B/As and L/Cs shall be applied against, and shall reduce, pro rata among the Lenders, to the extent of the amounts paid to the Agent in respect of B/As and L/Cs, respectively, the obligations of the Borrowers to pay amounts then or subsequently payable under B/As and L/Cs, respectively, at the times amounts become payable thereunder.

(2)	The Borrowers shall be entitled to receive interest on cash held as Cash Collateral in accordance with Section 9.5(9).

7.4	Remedies

On the occurrence of any event by which any of the Obligations become due and payable under Section 7.2, the Security shall become immediately enforceable and the Required Lenders may instruct the Agent to take any action or proceedings on behalf of the Lenders and in compliance with applicable Requirements of Law that the Required Lenders in their sole discretion deem expedient to enforce the Security, all without any additional notice, presentment, demand, protest or other formality, all of which are expressly waived by the Obligors.

7.5	Interest After Stay of Proceedings

If a stay of proceedings is obtained or ordered in respect of either of the Borrowers under the provisions of the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), then without prejudice to the Lenders’ rights to contest the stay, the Borrowers agree to continue to pay interest and fees on all amounts due to the Lenders in accordance with this Agreement. Each of the Borrowers acknowledge that permitting the Borrowers to continue to use the proceeds of Advances after a stay is obtained or ordered constitutes valuable consideration in the same way that permitting the Borrowers to use leased premises constitutes valuable consideration.

7.6	Saving

Neither the Agent nor any Lender shall be under any obligation to the Obligors or any other Person to realize any collateral that is subject to the Security or enforce all or any part of the Security or to allow any of the collateral to be sold, dealt with or otherwise disposed of. Neither the Agent nor any Lender shall be responsible or liable to the Obligors or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the Security or any part of it, the failure to allow any of the collateral to be sold, dealt with or otherwise disposed of or any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Agent or a Lender may be responsible or liable for any loss or damage arising from its wilful misconduct or gross negligence.

7.7	Perform Obligations

If an Event of Default has occurred and is continuing and if any Obligor has failed to perform any of its covenants or agreements in the Loan Documents, the Required Lenders may, but shall be under no obligation to, instruct the Agent on behalf of the Lenders to perform any of those covenants or agreements in any manner deemed fit by the Required Lenders without waiving any rights to enforce the Loan Documents as a result. The reasonable expenses (including any legal costs) paid by the Agent and/or the Lenders in respect of the foregoing shall be secured by the Security.

7.8	Third Parties

No Person dealing with any Lender, the Agent or any agent of the Lenders is required to determine (a) whether the Security has become enforceable, the powers that the Lenders, the Agent or their agents are purporting to exercise have become exercisable, or any Obligations remain outstanding, (b) as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, (c) otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with any collateral, or (d) how any payment to the Lenders or the Agent.

7.9	Remedies Cumulative

The rights and remedies of the Lenders under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by Applicable Law. Any single or partial exercise by the Lenders of any right or remedy for a default or breach of any agreement, term, covenant or condition in this Agreement shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for the same default or breach. Any waiver by the Lenders of the strict observance, performance or compliance with any agreement, term, covenant or condition in this Agreement and any indulgence granted by the Lenders shall be deemed not to be a waiver of any subsequent default.

7.10	Set-Off or Compensation

During the continuance of an Event of Default, any deposits or other sums credited by or due from any Lender to any Borrower and any securities or other property of any Borrower in the possession of such Lender may be applied to or set-off against the payment of the Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to the Lenders or the Agent.

7.11	Direct Payments

(1)	If any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains any payment or other reduction that might result in that Lender receiving payment or other reduction of a proportion of the aggregate amount of its Advances and accrued interest on them or other Obligations and Other Secured Obligations greater than its pro rata share of them as provided in this Agreement, then the Lender receiving the payment or other reduction shall (a) notify the Agent of that fact, and (b) purchase (for cash at face value) participations in the Advances and other Obligations and Other Secured Obligations owing to the other Lenders, or make other adjustments as shall be equitable, so that the benefit of all those payments shall be shared by the Lenders and others to whom Other Secured Obligations are owed rateably in accordance with the aggregate amount of Obligations and Other Secured Obligations owing to them, provided that:

(a)	if any participation is purchased and all or any portion of the payment giving rise to it is recovered, the participation shall be rescinded and the purchase price restored to the extent of the recovery, without interest,

(b)	the provisions of this Section shall not be construed to apply to (i) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to any Obligor or any Affiliate of an Obligor (as to which the provisions of this Section shall apply); and

(c)	the provisions of this Section shall not be construed to apply to (i) any payment (including a payment in respect of Other Secured Obligations) made while no Event of Default has occurred and is continuing in respect of obligations of the Borrowers to a Lender that do not arise under or in connection with the Loan Documents, (ii) any payment made in respect of an obligation that is secured by a Permitted Lien (other than the Security) or that is otherwise entitled to priority over the Borrowers’ obligations under or in connection with the Loan Documents, (iii) any reduction arising from an amount owing to an Obligor upon the termination of Derivatives entered into between the Obligor and a Lender except for a net amount available after the termination of all Derivatives entered into between the Obligors and that Lender and the set-off of resulting amounts owing by the Obligors and to the Obligors, or (iv) any payment to which a Lender is entitled as a result of any form of credit protection obtained by that Lender.

(2)	The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of set-off and counterclaim and similar rights of Lenders with respect to that participation as fully as if the Lender were a direct creditor of each Obligor in the amount of the participation.

ARTICLE 8

THE AGENT AND THE LENDERS

8.1	Authorization of Agent

(1)	Each of the Lenders hereby irrevocably appoints The Bank of Nova Scotia as the Agent to act on its behalf as the Agent under the Loan Documents and authorizes the Agent to take the actions on its behalf and to exercise the powers that are delegated to the Agent by the terms of the Loan Documents, together with actions and powers that are reasonably incidental to them.

(2)	Without limiting section 8.1(1), each Lender grants to the Agent:

(a)	a power of attorney for the purposes of Applicable Laws in respect of the Security, to sign documents comprising the Security from time to time as the party accepting the grant of the Security; and

(b)	the right to delegate its authority as attorney to any other Person, whether or not an officer or employee of the Agent.

8.2	Rights as a Lender

The Person serving as the Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent in its individual capacity. That Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate of an Obligor as if the Person were not the Agent and without any duty to account to the Lenders.

8.3	Exculpatory Provisions

(1)	The Agent shall not have any duties or obligations except those expressly specified in the Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or another number or percentage of the Lenders that is expressly provided for in the Loan Documents), but the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)	shall not, except as expressly specified in the Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity.

(2)	The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or another number or percentage of the Lenders that is necessary, or that the Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Agent by the Borrowers or a Lender.

(3)	Except as otherwise expressly specified in this Agreement, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent

8.4	Reliance by Agent

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying on it. In determining compliance with any condition to the making of an Advance, including the issuance of an L/C, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that the condition is satisfactory to the Lender unless the Agent has received notice to the contrary from the Lender before the making of the Advance or the issuance of the L/C. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with their advice.

8.5	Delegation of Duties

The Agent may perform any and all of its duties and exercise its rights and powers under any Loan Document by or through any one or more sub-agents appointed by the Agent from among the Lenders (including the Person serving as Agent) and their respective Affiliates. The Agent and any sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Agent shall apply to any sub-agent and to the Related Parties of the Agent and any sub-agent, and shall apply to their respective activities in connection with the syndication of the Credits as well as activities as Agent.

8.6	Administration of the Credits

(1)	Any reference in this Agreement to the Agent means, where the Agent is also a Lender, the agency department of that Lender specifically responsible for acting as Agent under and in connection with this Agreement. In acting as Agent, the agency department will be treated as a separate entity from any other department or division of the Lender in question. Without limiting the foregoing, the Agent shall not be deemed to have notice of a document or information received by any other department or division of that Lender, nor will that Lender be deemed to have notice of a document or information received by the Agent.

(2)	Unless otherwise specified in this Agreement, the Agent shall perform the following duties:

(a)	take delivery of each Lender’s Applicable Percentage of an Advance and make all Advances hereunder in accordance with the procedures set forth in Article 9;

(b)	use reasonable efforts to collect promptly all sums due and payable by the Borrowers pursuant to this Agreement;

(c)	make all payments to the Lenders in accordance with the provisions hereof;

(d)	hold the Security on behalf of the Lenders;

(e)	hold all legal documents relating to the Credit, maintain complete and accurate records showing all Advances made by the Lenders, all remittances and payments made by the Borrowers to the Agent, all remittances and payments made by the Agent to the Lenders and all fees or any other sums received by the Agent and, except for accounts, records and documents relating to the fees payable by the Borrowers to the Agent in its capacity as Agent under the Agency Fee Letter or the Arrangers under the Fee Letter, allow each Lender and their respective advisors to examine such accounts, records and documents at their own expense, and provide any Lender, upon reasonable notice, with such copies thereof or information contained therein as such Lender may reasonably require from time to time at the Lender’s expense;

(f)	except as otherwise specifically provided for in this Agreement, promptly advise each Lender upon receipt of each notice and deliver to each Lender, promptly upon receipt, all other written communications furnished by any Obligor to the Agent on behalf of the Lenders pursuant to this Agreement, including copies of financial reports and certificates which are to be furnished to the Agent; and

(g)	upon learning of same, promptly advise each Lender in writing of the occurrence of an Event of Default or Pending Event of Default or the occurrence of any event, condition or circumstance which would or could reasonably be expected to have a Material Adverse Effect or of any material adverse information coming to the attention of the Agent (using reasonable efforts) relative to the Security or of the occurrence of any material adverse change in the financial condition or property of any Obligor, provided that, except as aforesaid, the Agent shall be under no duty or obligation whatsoever to provide any notice to the Lenders and further provided that each Lender hereby agrees to notify the Agent of any Event of Default or Pending Event of Default of which it may become aware.

(3)	The Agent may take the following actions only with the prior consent of the Required Lenders, subject to Sections 8.6(4), 8.6(5) and 8.6(6) or unless otherwise expressly specified in this Agreement:

(a)	subject to Section 9.7(4), exercise any and all rights of approval conferred upon the Lenders by this Agreement;

(b)	give written notice to any Obligor in respect of any matter in respect of which notice may be required, permitted, necessary or desirable in accordance with or pursuant to this Agreement, promptly after receiving the consent of the Required Lenders, except that the Agent shall, without direction from the Lenders, immediately give the Borrowers notice of any payment that is due or overdue under the terms of this Agreement unless the Agent considers that it should request the direction of the Required Lenders, in which case the Agent shall promptly request that direction;

(c)	amend, modify or waive any of the terms of this Agreement, including waiver of an Event of Default or Pending Event of Default, if such action is not otherwise provided for in Section 9.7(4);

(d)	declare an Event of Default or take, or cause to be taken by the Agent, action to enforce performance of the Obligations and to realize upon the Security, including the appointment of a receiver, the exercise of powers of distress, lease or sale given by the Security or by law and the taking of foreclosure proceedings and/or the pursuit of any other legal remedy necessary;

(e)	decide to accelerate the amounts outstanding under the Credit; and

(f)	pay, or instruct the Agent to pay insurance premiums, Taxes and any other sums as may be reasonably required to protect the interests of the Lenders.

(4)	The Agent may take the following actions only with the unanimous consent of the Lenders that are directly affected, unless otherwise specified in this Agreement:

(a)	amend, modify, discharge, terminate or waive any of the terms of the Security;

(b)	amend, modify, discharge, terminate or waive any of the terms of this Agreement or the Security if such amendment, modification, discharge, termination or waiver would increase the amount of the Credit, amend the purpose of the Credit, reduce the interest rates and similar charges applicable to the Credit, reduce the fees payable with respect to the Credit, extend any date fixed for payment of principal, interest or any other amount relating to the Credit or extend the term of the Credit;

(c)	waive payment of any amounts outstanding under the Credit; and

(d)	amend the definition of “Required Lenders” or this Section 9.7(4).

(5)	Except as expressly contemplated in this Agreement, no Lender’s Commitment or Applicable Percentage may be amended without the consent of that Lender. In addition, no amendment, modification or waiver affecting the rights or obligations of the Agent, the Issuing Bank or the Swing Line Lender may be made without their respective consents and no amendment, modification or waiver affecting rights or obligations under the Loan Documents relating to Other Guaranteed Obligations may be made without the consent of the Lenders who are or whose Affiliates are affected as holders of Other Guaranteed Obligations. No amendment to the definition of “Defaulting Lender” or Section 8.8 may be made without the consent of the Agent, the Issuing Bank and the Swing Line Lender. An amendment, modification or waiver affecting the Agency Fee Letter shall be made only by the parties to it.

(6)	Notwithstanding Sections 8.6(3), 8.6(4) and 8.6(5), the Agent may, without the consent of any Lender, make amendments to the Loan Documents that are for the sole purpose of curing any ambiguity, defect or inconsistency that is clerical or not Material, but shall immediately notify the Lenders if it does so. The Agent may also, without the consent of any Lender, discharge any Security and/or release any Obligor other than the Borrowers to the extent necessary to allow completion of any sale or other disposition of Property (including Equity Interests of an Obligor) or any corporate reorganization permitted by this Agreement or in respect of which the Lenders or Required Lenders have, as applicable, consented or waived the requirements of this Agreement.

(7)	As between the Obligors, on the one hand, and the Agent and the Lenders, on the other hand:

(a)	all statements, certificates, consents and other documents that the Agent purports to deliver on behalf of the Lenders or the Required Lenders shall be binding on each Lender, and the Obligors shall not be required to ascertain or confirm the authority of the Agent in delivering the documents;

(b)	all certificates, statements, notices and other documents that are delivered by the Obligors to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each Lender; and

(c)	all payments that are delivered by the Borrowers to the Agent in accordance with this Agreement shall be deemed to have been received by each Lender entitled to payment.

(8)	Except in its own right as a Lender, the Agent shall not be required to advance its own funds for any purpose, and in particular, shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to the Property that is the subject matter of the Security, nor shall it be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted by the Loan Documents.

8.7	Acknowledgments, Representations and Covenants of Lenders

(1)	Each Lender represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to be a Lender.

(2)	Each Lender acknowledges and confirms that if the Agent does not receive payment in accordance with this Agreement, it shall not be the Agent’s obligation to maintain the Credits in good standing, nor shall any Lender have recourse to the Agent in respect of any amounts owing to the Lender under this Agreement.

(3)	Each Lender acknowledges and agrees that its obligation to advance its Applicable Percentage of Advances in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Lender.

(4)	Each Lender acknowledges receipt of a copy of this Agreement, the Security (to the extent that the Security has been delivered) that exists at the date of this Agreement, and acknowledges that it is satisfied with the form and content of those documents.

8.8	Defaulting Lenders

(1)	Notwithstanding any other provision of this Agreement, if any Lender becomes a Defaulting Lender, then the provisions of this Section 8.8 shall apply until the Agent, the Borrowers, the Issuing Bank and the Swing Line Lender all agree that the Defaulting Lender has remedied all matters that caused it to be a Defaulting Lender.

(2)	Any Standby Fee shall cease to accrue on the Defaulting Lender’s unadvanced portion of any Credit.

(3)	The Defaulting Lender shall not be entitled to exercise any right of consent under Sections 8.6(3) and 8.6(4) and its Commitment shall not be included in determining whether the Lenders or the Required Lenders have provided any consent under those Sections. However, the Defaulting Lender shall be entitled to exercise its right of consent in respect of any matter that expressly requires its consent and any matter that requires the consent of all Lenders if it would be affected differently than the other Lenders.

(4)

If the Defaulting Lender is a Revolving Lender, the Borrowers’ right to receive Advances of the Defaulting Lender’s unadvanced Commitment under the Revolving Credit shall be suspended and, provided that no Event of Default or Pending Event of Default has occurred and is continuing, the participation of the other Revolving Lenders in Advances under the Revolving Credit shall be re-adjusted without regard to the unadvanced

Commitment of the Defaulting Lender but without increasing the overall Commitments of the other Revolving Lenders to the Revolving Credit. If the unadvanced Commitments of the other Revolving Lenders would not be sufficient to cover their obligations and the obligations of the Defaulting Lender under Section 9.1 then the Borrowers shall repay Advances under the Swing Line Tranche and/or provide cash Collateral to the Issuing Bank to secure L/Cs to the extent necessary to cover the deficiency.

(5)	If the Borrowers provide cash Collateral to the Issuing Bank to secure L/Cs, the Borrowers shall not be required to pay an L/C Fee for the account of the Defaulting Lender in respect of the amount for which it has provided cash Collateral. If the obligation of the Defaulting Lender regarding L/Cs under Section 9.1 is borne by the other Revolving Lenders as a result of Section 8.8(4), then the other Revolving Lenders shall be entitled to receive any L/C Fee that would otherwise have been payable to the Defaulting Lender.

(6)	The Agent may, without prejudice to the other rights of the Lenders, make adjustments to the payments to a Defaulting Lender under this Agreement as necessary to compensate the other Lenders and the Agent for the Defaulting Lender’s failure to make any payment or fulfill any other obligation under this Agreement.

8.9	Reference Lenders

(1)	If more than one Lender is a bank named on Schedule I of the Bank Act (Canada), the Agent shall be a Schedule I Reference Lender and the Borrowers shall designate a different Lender named on Schedule I to be a Schedule I Reference Lender for the purpose of providing quotations to the Agent to be used in determining rates as required by this Agreement.

(2)	If any Schedule I Reference Lender ceases to be a Lender, the person that originally designated that Schedule I Reference Lender shall have the right to designate in a timely manner another Lender that is a named on Schedule I of the Bank Act (Canada) as a replacement Reference Lender, failing which the applicable rate shall be determined on the basis of the quotation provided by the notice from the remaining Schedule I Reference Lender.

(3)	If only one Lender is a bank named on Schedule I of the Bank Act (Canada), that Lender shall be deemed to be the Schedule I Reference Lender and any applicable rate shall be determined on the basis of the quotation provided by that Lender.

8.10	No Other Duties etc.

Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Bank hereunder.

8.11	Provisions Operative Between Lenders and Agent Only

Except for Sections 8.6(7), 8.7(1), 8.7(3), 8.8, 8.9 and this Section 8.11, the provisions of this Article relating to the rights and obligations of the Lenders and the Agent inter se shall be operative as between the Lenders and the Agent only, and the Obligors shall not have any rights under or be entitled to rely for any purpose on those provisions.

ARTICLE 9

DETAILS REGARDING ADVANCES, PAYMENTS, INTEREST AND FEES

9.1	Lenders’ Obligations Relating to L/Cs and Revolving Credit

(1)	Notwithstanding that L/Cs are issued by the Issuing Bank, it is the intention of the Parties that the ultimate credit risk and exposure of any Revolving Lender be in accordance with its overall Applicable Percentage of the Revolving Credit. Each Revolving Lender shall immediately indemnify the Issuing Bank for that Revolving Lender’s Applicable Percentage of any payment made by the Issuing Bank in respect of an L/C for which the Issuing Bank is not immediately reimbursed by the Borrowers, and shall do all things, including purchases of participations in Advances made by the Issuing Bank, that are necessary to ensure that result. Any such action on the part of the Lenders shall be binding on the Borrowers.

(2)	Each Lender acknowledges and agrees that its obligations under Section 9.1(1) in respect of L/Cs and under Sections 2.4(3) and 2.4(4) in respect of Advances under the Swing Line Tranche are absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any L/C, the occurrence and continuance of a Default or the reduction or termination of its Commitment, and that any payment it is required to make pursuant to its obligations shall be made without any offset, abatement, withholding or reduction whatsoever. If for any reason a payment to the Swing Line Lender under Sections 2.4(4) or 2.4(1) in respect of Advances under the Swing Line Tranche cannot be made or must be rescinded, each Lender shall immediately indemnify the Swing Line Lender for that Lender’s Applicable Percentage of any such payment, and shall do all such things, including purchase of participations in Advances made by the Swing Line Lender, as shall be required to ensure that result.

9.2	Adjustment of Applicable Percentages for Revolving Credit

While the Swing Line Lender is the sole Lender making Advances under the Swing Line Tranche, its participation in Advances and payments (including standby fees) under the Revolving Credit shall be reduced and the participation of the other Revolving Lenders under the Revolving Credit shall be correspondingly increased as specified in Schedule E. The Agent may revise those adjustments from time to time, having regard to the amounts outstanding or committed under the Swing Line Tranche and the Main Tranche, so that the aggregate of the Advances made by the Swing Line Lender under the Revolving Credit reflects as closely as reasonably possible its overall Applicable Percentage of the Revolving Credit. The Agent shall amend Schedule E and distribute it to all Parties to reflect the adjustment to the Applicable Percentages. The Agent may also, and shall at the request of the Swing Line Lender, require the Borrowers to obtain Advances under the Revolving Credit and use the proceeds to repay the Swing Line Tranche, if doing so would result in the aggregate of the Advances made by the Swing Line Lender under the Revolving Credit reflecting more closely its overall Applicable Percentage of the Revolving Credit.

9.3	Exceptions Regarding the Revolving Credit

(1)	All Advances under the Swing Line Tranche shall be made solely by the Swing Line Lender and records concerning Advances under the Swing Line Tranche shall be maintained solely by the Swing Line Lender. All payments of principal, interest, fees and other amounts relating to the Swing Line Tranche shall be made solely to the Swing Line Lender. Any notices by the Borrowers in connection with the Swing Line Tranche shall be made to the Swing Line Lender. Notice and minimum amount requirements for Advances shall not apply to Advances by way of overdraft under the Swing Line Tranche.

(2)	In connection with Advances by way of overdraft under the Swing Line Tranche, the Swing Line Lender shall, at the close of business daily, ascertain the position or net position of the account or accounts agreed on by the Borrowers and the Swing Line Lender from time to time. If a position or net position is a debit in favour of the Swing Line Lender and if the Borrowers are entitled to an Advance, the debit shall be deemed to be a Prime Rate Advance (in the case of Canadian Dollars) or Base Rate Advance (in the case of US Dollars) under the Swing Line Tranche in the amount of the debit. If a position or net position is a credit in favour of the Borrowers, the credit shall be deemed to be a repayment of Prime Rate Advances (in the case of Canadian Dollars) or Base Rate Advances (in the case of US Dollars) under the Swing Line Tranche in the amount of the credit.

9.4	Evidence of Indebtedness

The Agent shall maintain records concerning the Obligations and each Lender shall maintain records concerning those Advances it has made. The records maintained by the Agent, by the Issuing Bank relating to L/Cs and by the Swing Line Lender relating to the Swing Line Tranche, shall constitute prima facie evidence of the Obligations and all related details. The failure of the Agent or any Lender to correctly record any detail relating to an Advance shall not, however, adversely affect the obligation of the Borrowers to pay any of the Obligations in accordance with this Agreement.

Any Lender may request that any Advances made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times (including after assignment in accordance with this Agreement) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

9.5	Calculation and Other Matters Regarding Interest and Fees

(1)	All interest on Prime Rate Advances, Base Rate Advances and LIBOR Advances shall accrue from day to day and shall be payable in arrears, calculated on the actual number of days elapsed from and including the date of Advance or the previous date on which interest was due in accordance with Section 2.5, as the case may be, to but excluding the date on which interest is due. If interest is not paid on the date it is due, the principal amount shall continue to bear interest at the rate that is applicable to the particular type of Advance from time to time in accordance with Section 2.5(1), both before and after maturity, default and judgment, and overdue interest shall bear interest at the same rate, compounded monthly, and be payable on demand. Notwithstanding the immediately preceding sentence, upon the expiry of the LIBOR Period applicable to any LIBOR Advance, the principal amount and any overdue interest with respect to that LIBOR Advance shall bear interest calculated at the rates applicable to Base Rate Advances.

(2)	Interest and fees shall be calculated on the basis of a calendar year unless otherwise specified. Interest calculated with reference to LIBOR shall be calculated on the basis of a year of 360 days and the B/A Discount Rate shall be calculated on the basis of a year of 365 days. Any rate that is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying that rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period. All calculations of interest and fees under the Loan Documents shall be made on the basis of the nominal rates described in this Agreement and not on the basis of effective yearly rates or on any other basis that gives effect to the principle of deemed reinvestment. The Parties acknowledge that there is a material difference between the stated nominal rates and effective yearly rates taking into account reinvestment, and that they are capable of making the calculations required to determine effective yearly rates.

(3)	In this Section 9.5, any reference to a “calendar year” means the calendar year in which the period for which the calculation in question falls. If the period falls in two calendar years, one of which is a leap year, the calculation shall be done separately for the parts of the period that fall in each calendar year and the calculated amounts for each period shall be added.

(4)	The B/A Fee for a B/A is calculated by multiplying the face amount of the B/A by the rate for calculation of the B/A Fee specified in Section 2.5, and multiplying the result by a fraction, the numerator of which is the term of the B/A and the denominator of which is the number of days in the calendar year.

(5)

The B/A Discount Proceeds for a B/A are equal to the face amount of that B/A multiplied by the price and shall be rounded to the nearest full cent, with one-half of one cent being rounded up. The price is calculated by dividing one by the sum of one plus the product of (i) the B/A Discount Rate applicable to that B/A expressed as a decimal fraction, multiplied by (ii) a fraction, the numerator of which is the term in days of that B/A and the denominator of which is 365. The price shall be rounded to the nearest multiple of 0.001%.

(6)	The L/C Fee for an L/C is calculated by multiplying the face amount of the L/C by the rate for calculation of the L/C Fee specified in Section 2.5, and multiplying the result by a fraction, the numerator of which is the number of days elapsed in the period from and including the issuance or renewal of the L/C or the previous date on which the L/C Fee was due, as the case may be, to but excluding the date on which the L/C Fee is due or the L/C is drawn or cancelled, as the case may be, and the denominator of which is the number of days in the calendar year. The fronting fee payable to the Issuing Bank shall be calculated in the same manner using the rate specified in Section 2.5(3).

(7)	The standby fee shall be calculated daily on the undrawn amount of the applicable Credit at the rate for calculation of the standby fee specified in Section 2.5, beginning on the date of this Agreement, and each payment shall cover the period from and including the date of this Agreement or the previous date on which the standby fee was due in accordance with Section 2.5, as the case may be, to but excluding the date on which the standby fee is due.

(8)	If an Obligor fails to pay when due any amount payable under any Loan Document for which interest is not otherwise provided in this Agreement or another relevant Loan Document, that Obligor shall, on demand, pay interest on the overdue amount to the Agent from and including the due date up to but excluding the date of actual payment, both before and after demand, default or judgment, at the rate of interest determined from time to time in accordance with Section 2.5(1) that is applicable to Prime Rate Advances (if the amount is denominated in Canadian Dollars) or Base Rate Advances (if the amount is denominated in US Dollars), in each case compounded monthly.

(9)	If the Borrowers deposit cash as cash Collateral pursuant to a requirement under this Agreement, the Agent or the Lender or Lenders holding the cash shall pay the Borrowers interest on the cash while it continues to be held as cash Collateral at the rate offered by the Person holding the cash from time to time for deposits in the relevant currency of comparable size and term.

(10)

The Parties intend to comply with Applicable Law relating to usury. Notwithstanding any other provision of this Agreement or any other Loan Document, in no event shall any Loan Document require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by Applicable Law or in an amount or at a rate that would result in the receipt by the Lenders or the Agent of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada). Where more than one Applicable Law applies to any Obligor, that Obligor shall not be obliged to make payment in an amount or at a rate higher than the lowest permitted amount or rate. If from any circumstance whatever, fulfilment of any provision of any Loan Document would result in exceeding the highest rate or amount permitted by Applicable Law for the collection or charging of interest, the obligation to be fulfilled shall be reduced to reflect the highest permitted rate or amount. If from any circumstance the Agent or the Lenders shall ever receive anything of value as interest or deemed interest under any Loan Document that would result in exceeding the highest lawful rate or amount of interest permitted by Applicable Law, the amount that would be excessive interest shall be applied to the reduction of the principal amount of the relevant Credit, and not to the payment of interest, or if the excessive interest exceeds the unpaid principal balance of the relevant Credit, the amount exceeding the unpaid balance shall be refunded to the Borrowers. In determining whether or not the interest paid or payable under any specified contingency exceeds the highest lawful rate, the Obligors, the Agent and the Lenders shall, to the maximum extent permitted by Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and their effects, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the term of the applicable Credit so that interest does not exceed the maximum amount permitted by Applicable Law, and/or (iv) allocate interest between portions of the Obligations to the end that no portion shall bear interest at a rate greater than that permitted by Applicable Law. For the purposes of the Criminal Code (Canada), the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles and if there is any dispute, the determination of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive.

9.6	Conversions, Rollovers, Renewals, Repayments and Reductions

(1)	Subject to the other terms of this Agreement, the Borrowers may from time to time:

(a)	convert all or any part of the outstanding amount of any LIBOR Advance into a Base Rate Advance in the same principal amount, or vice versa;

(b)	convert all or any part of the outstanding amount of any Advance by way of B/As into a Prime Rate Advance in the same principal amount, or vice versa;

(c)	rollover all or any part of the outstanding amount of any LIBOR Advance at the end of the LIBOR Period as a new LIBOR Advance or rollover all or any part of the outstanding amount of any Advance by way of B/As as a new Advance by way of B/As;

(d)	renew an L/C at its maturity date by extending the maturity date; and

(e)	in circumstances not mentioned in items (a) to (d) immediately above, concurrently repay one Advance and obtain a different type of Advance.

(2)	Subject to giving notice required by Section 9.7, the Borrowers may from time to time repay Advances outstanding under the Revolving Credit without penalty, except that:

(a)	The Borrowers must prepay all Lenders under the Revolving Credit pro rata and must prepay the same Advance made by each applicable Lender.

(b)	LIBOR Advances may not be paid before the end of the applicable LIBOR Periods unless the Borrowers indemnify the relevant Lenders for any loss or expense that the Lenders incur as a result, including any breakage costs.

(c)	No B/A may be paid before its maturity date. The Borrowers may provide Cash Collateral to the Lenders that have accepted B/As in an amount equal to the face amount of any or all outstanding B/As if the Borrowers concurrently repay all corresponding BA Equivalent Loans.

No voluntary payment by the Borrowers shall affect their obligation to make all other principal payments required by this Agreement in full when due, until the Revolving Credit is repaid in full and cancelled.

(3)	The Borrower may from time to time cancel the Revolving Credit, or permanently reduce the committed amount of the Revolving Credit by an amount that must be a minimum of $5,000,000 and a whole multiple of $1,000,000. The Borrower shall do so by giving not less than three Business Days’ irrevocable notice to the Agent and paying all accrued and unpaid standby fees on the amount cancelled or reduced to the effective date of cancellation or reduction. Any reduction shall be applied pro rata to the respective Commitments of the Lenders under the Revolving Credit. The Borrower shall have no right to any reinstatement of any previously committed amount of the Revolving Credit after any cancellation or reduction.

(4)	Subject to giving notice required by Section 9.7, the Borrowers may from time to time repay Advances outstanding under the Term Credit without penalty, except that:

(a)	The Borrowers must prepay all Lenders under the Term Credit pro rata and must prepay the same Advance made by each applicable Lender.

(b)	LIBOR Advances may not be paid before the end of the applicable LIBOR Periods unless the Borrowers indemnify the relevant Lenders for any loss or expense that the Lenders incur as a result, including any breakage costs.

(c)	No B/A may be paid before its maturity date. The Borrowers may provide Cash Collateral to the Lenders that have accepted B/As in an amount equal to the face amount of any or all outstanding B/As if the Borrowers concurrently repay all corresponding BA Equivalent Loans.

No voluntary payment by the Borrowers shall affect their obligation to make all other principal payments required by this Agreement in full when due, until the Term Credit is repaid in full and cancelled.

9.7	Notice of Advances and Payments

(1)	The Borrowers shall give the Agent irrevocable notice, in the form attached as Schedule A, of any request for any Advance to it. The Borrowers shall also give the Agent irrevocable notice in the same form of any payment by it of any Advance (whether resulting from repayment, prepayment, rollover or conversion).

(2)	Notice for B/As shall be given not later than the second Business Day before the Advance Date or date of payment. Notice for LIBOR Advances shall be given not later than the third Business Day before the Advance Date or date of payment. Notice for an Advance by way of L/C shall be given not later than the third Business Day before the Advance Date or at such earlier time as the Issuing Bank may reasonably require so that it has sufficient time to review the proposed form of L/C. Notice for a Prime Rate Advance or Base Rate Advance shall be given on or before the Business Day before the Advance Date or date of payment.

(3)	Notices shall be given not later than 11:00 a.m. on the date for notice. Payments (except those being made solely from the proceeds of rollovers and conversions) must be made before 11 a.m. on the date for payment. If a notice or payment is not given or made by those times, it shall be deemed to have been given or made on the next Business Day, unless all Lenders affected by the late notice or payment agree, in their sole discretion, to accept a notice or payment at a later time as being effective on the date it is given or made.

(4)	Without limiting section 9 of the Provisions, the Borrowers shall indemnify the Agent and the Lenders for all costs that they incur if the Borrowers give notice requesting an Advance or notice of a payment and subsequently fails to complete the Advance or payment or the conditions of the Advance are not satisfied before the time specified in Section 9.10(5) on the proposed Advance Date.

9.8	Size and Term of Advances

(1)	Each Prime Rate Advance or Base Rate Advance shall be in an aggregate minimum amount of $1,000,000 or US $1,000,000, respectively and in a whole multiple of $100,000 or US $100,000, respectively.

(2)	Each Advance of B/As shall be in an aggregate minimum amount of $5,000,000 and in a whole multiple of $1,000. In its notice requesting an Advance of B/As, the Borrowers shall select a term of one, two, three or six months to apply to the Advance.

(3)	Each LIBOR Advance shall be in a minimum amount of US $5,000,000 and a whole multiple of US $500,000. In its notice requesting a LIBOR Advance, the Borrowers shall select a LIBOR Period of one, two, three or six months to apply to any particular LIBOR Advance.

(4)	Terms of B/As and LIBOR Periods of lengths other than those specified in Sections 9.8(2) and 9.8(3) shall also be available at the discretion of the Lenders from time to time and the Agent may, in circumstances of market disruption or illiquidity, restrict the term or maturity dates of B/As and/or LIBOR Advances. There shall not at any time be B/As and/or LIBOR Advances outstanding with more than six different maturity dates. No B/A may mature and no LIBOR Period may end on a date that is not a Business Day, after the maturity date of the applicable Credit, or after a date on which the applicable Credit is required to be reduced if that would adversely affect the Borrowers’ ability to make the reduction.

(5)	Each L/C issued under this Agreement shall have a term that is not more than one year after its issuance date or renewal date (which may extend beyond the then-current maturity date of the Credit under which the L/C is issued), but may provide for automatic renewal of its term for successive periods of up to one year each as long as the Issuing Bank has the right to avoid automatic renewal by giving notice to the beneficiary of the L/C before the extension becomes effective. An L/C may otherwise be renewed by the Borrowers subject to complying with the terms of this Agreement applicable to an Advance by way of L/C. On the cancellation of the applicable Credit, the Borrowers shall arrange for all outstanding L/Cs to be returned to the Issuing Bank for cancellation or, provide Cash Collateral to the Issuing Bank in an amount sufficient to fully secure all outstanding L/Cs, all L/C Fees and all fronting fees for the remainder of their respective terms, in which case the Cash Collateral shall be held by the Issuing Bank in place of the Security.

9.9	Payment of B/As, LIBOR Advances and L/Cs

(1)	The Borrowers shall provide for the following by giving notice under Section 9.7 requesting a rollover or conversion if the Borrowers are otherwise entitled to an Advance, or by delivery of payment:

(a)	payment to the Agent at the Branch of Account of the full face amount of each B/A for value on the date of its maturity;

(b)	payment to the Agent at the Branch of Account of the amount of each LIBOR Advance for value on the last day of the applicable LIBOR Period; and

(c)	payment to the Issuing Bank at the office where an L/C was issued of each amount payable to the beneficiary of the L/C for value on the date on which the amount is payable.

(2)	If the Borrowers fail to provide for payment in accordance with Section 9.9(1), and if the Borrowers are otherwise entitled to an Advance but for failing to give notice under Section 9.7 due to inadvertence, the Agent may deem a Prime Rate Advance to have been made in the case of failure to provide for a B/A or Canadian Dollar L/C or a Base Rate Advance to have been made in the case of failure to provide for a LIBOR Advance or US Dollar L/C, in each case under the Credit under which the B/A, LIBOR Advance or L/C was originally advanced. If the Agent deems an Advance to have been made, the Agent shall immediately give notice to the Borrowers and the Lenders and, in the case of a deemed Advance relating to an L/C, the Lenders shall remit their respective shares of the Advance to the Agent for forwarding to the Issuing Bank.

(3)

If the Borrowers fail to provide for payment in accordance with Section 9.9(1) and if the Agent does not deem an Advance to have been made under Section 9.9(2), then without limiting the Lenders’ other rights, the Borrowers shall pay interest on the amount for which it has not provided for payment at a rate of interest per annum equal to the rate applicable to Prime Rate Advances (in the case of a B/A or Canadian Dollar L/C) or Base Rate Advances (in the case of a LIBOR Advance or US Dollar L/C) as determined in accordance with Section 2.5(1), compounded monthly. Interest shall be calculated from and including the date on which payment was to have been provided for, up to but excluding the date the payment and all interest, both before and after demand, default and judgment, is provided for by the Borrowers.

9.10	Co-ordination of Prime Rate, Base Rate, B/A and LIBOR Advances

(1)	The Agent shall advise each Lender of its receipt of a notice pursuant to Section 9.7 requesting a Prime Rate, Base Rate or LIBOR Advance or Advance of B/As on the day that notice is received from the Borrowers and shall, as soon as possible, advise each Lender of that Lender’s share of the Advance. Each Lender’s share shall be based on its Applicable Percentage, but if the Agent determines that a Lender’s Applicable Percentage would result in its share of an Advance not being a whole multiple of $1,000 or US $1,000, as the case may be, the Agent may increase or reduce the amount to be advanced by that Lender in the Agent’s sole discretion to the extent necessary to make the amount a whole multiple.

(2)	In advising a Lender of the amount it is to deliver to the Agent in respect of any Advance, the Agent shall allow for deduction by each Lender of the applicable B/A Fee in connection with an Advance by way of B/As and may also net other amounts payable in the same currency by the Borrowers to the Agent for the account of that Lender on the Advance Date.

(3)	The LIBOR Period applicable to a LIBOR Advance and the maturity date for an Advance of B/As shall be identical for each Lender.

(4)	Each Lender shall deliver its share of the Advance to the Agent not later than 11:00 a.m. on the Advance Date, for value on that date.

(5)	If the Agent determines that all the conditions precedent to an Advance specified in this Agreement have been met, it shall advance to the Borrowers the amount delivered by each Lender by crediting the Designated Account before 2:00 p.m. (Toronto time) on the Advance Date, but if the conditions precedent to the Advance are not met by 2:00 p.m. (Toronto time) on the Advance Date, the Agent shall return the funds to the Lenders or invest them in an overnight investment as orally instructed by each Lender until the Advance is made. The Agent is not required to advance any amount to the Borrowers that the Agent has not actually received from a Lender.

(6)	Any difference between the actual proceeds of a newly issued B/A and the amount required to pay a maturing B/A that is being rolled over or the amount required to pay a Prime Rate Advance that is being converted to B/As, any difference between the actual proceeds of an Advance and the amount required to repay any Advance that is concurrently being repaid and any difference between the actual proceeds of an Advance and the amount required to fulfill any specific use of the proceeds that the Borrowers have directed the Agent to make, shall be paid by the Borrowers to the Agent from its own resources by 11:00 a.m. (Toronto time) on the Advance Date or may be advanced as a Prime Rate Advance or Base Rate Advance under the Swing Line Tranche if the Borrowers are otherwise entitled to an Advance under the Swing Line Tranche.

9.11	Execution of B/As

(1)	To facilitate the acceptance of B/As under this Agreement, the Borrowers appoint each Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by the Lender, an appropriate number of orders in the form prescribed by that Lender.

(2)	Each Lender may, at its option, execute any order in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and the Lenders are authorized to accept or pay, as the case may be, any order of the Borrowers that purports to bear such a signature notwithstanding that the signatory has ceased to be an authorized officer of the Lender. Any such order or B/A shall be as valid as if the individual were an authorized officer at the date of issue of the order or B/A.

(3)	Any order or B/A signed by a Lender as attorney for the Borrowers, whether signed in handwriting or by facsimile or mechanical signature may be dealt with by the Agent or any Lender to all intents and purposes and shall bind the Borrowers as if duly signed and issued by the Borrowers.

(4)	The receipt by the Agent of a notice requesting an Advance by way of B/As shall be each Lender’s sufficient authority to execute, and each Lender shall, subject to the terms and conditions of this Agreement, execute orders in accordance with that request and the advice of the Agent given pursuant to Section 9.10. The executed orders shall be deemed to have been presented for acceptance.

9.12	Funding of B/As

(1)	It shall be the responsibility of each Lender to arrange, in accordance with normal market practice, for the sale on each Advance Date of the B/As issued by the Borrowers and to be accepted by that Lender, failing which the provisions of this Agreement relating to Non B/A Lenders shall apply.

(2)	Notwithstanding any other provision of this Agreement, the amount to be transferred by a Lender to the Agent in connection with any B/A accepted by that Lender shall be determined by the B/A Discount Proceeds calculated with respect to the B/A rather than the actual proceeds of any sale of that B/A. Accordingly, in respect of any particular B/A accepted by it, a Lender (a) shall be entitled to retain for its own account the amount, if any, by which any actual proceeds of sale exceed the calculated B/A Discount Proceeds with respect to the B/A, and (b) shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale are less than the calculated B/A Discount Proceeds.

(3)

Whenever the Borrowers request an Advance that includes B/As, each Lender that is not permitted by Applicable Law or by customary market practice to accept B/As or for any other reason elects by notice to the Agent from time to time not to do so (a “Non B/A Lender”) shall, in lieu of accepting its pro rata amount of B/As, make available to the

Borrowers on the Advance Date a loan (a “B/A Equivalent Loan”) in Canadian Dollars and in an amount equal to the B/A Discount Proceeds of the B/As that the Non B/A Lender would otherwise have accepted, less the B/A Fee that would otherwise have been applicable. The B/A Equivalent Loan shall have a term equal to the term of the B/As that the Non B/A Lender would otherwise have accepted and the Borrowers shall, at the end of that term, be obligated to pay the Non B/A Lender an amount equal to the aggregate face amount of the B/As that it would otherwise have accepted. All provisions of this Agreement applicable to B/As and Lenders that accept B/As shall apply mutatis mutandis to B/A Equivalent Loans and Non B/A Lenders.

9.13	Other B/A Provisions

(1)	The Borrowers shall not claim from a Lender any days of grace for the payment at maturity of any B/A accepted by the Lender pursuant to this Agreement. The Borrowers waive any defence to payment that might otherwise exist if for any reason a B/A is held at maturity by a Lender in its own right, and the doctrine of merger shall not apply to any B/A that is at any time held by a Lender in its own right.

(2)	Any executed orders to be used as B/As shall be held by a Lender in safekeeping with the same degree of care as if they were the Lender’s own Property, and shall be kept at the place at which executed orders are ordinarily held by the Lender.

(3)	The obligations of the Borrowers with respect to B/As under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a)	any lack of validity or enforceability of any order accepted by a Lender as a B/A; or

(b)	the existence of any claim, set-off, defence or other right that the Borrowers may have at any time against the holder of a B/A, a Lender or any other Person or entity, whether in connection with this Agreement or otherwise.

(4)	The Borrowers shall not enter into any agreement or arrangement of any kind with any Person to whom B/As have been delivered by which the Borrowers undertake to replace the B/As on a continuing basis with other B/As, nor shall the Borrowers directly or indirectly take, use or provide B/As as security for loans or advances from any other Person.

9.14	Issuance and Use of L/Cs

(1)	A request for an Advance by way of L/C shall be made by the Borrowers in accordance with Section 9.7, except that a copy of the request shall be sent directly to the Issuing Bank. The Agent shall promptly notify the Lenders of the receipt of a request for an L/C, but L/Cs shall only be issued by the Issuing Bank as fronting bank for all Revolving Lenders. A request shall include the details of the L/C to be issued. The Issuing Bank shall promptly notify the Borrowers of any comment concerning the form of the L/C requested by the Borrowers and shall, if the Borrowers are otherwise entitled to an Advance, issue the L/C to the Borrowers on the Advance Date or as soon afterwards as the Issuing Bank is satisfied with the form of L/C to be issued.

(2)	The Borrowers shall not directly or indirectly use or provide an L/C as security for Debt owing to any other Person.

9.15	Reimbursement Obligation - L/Cs

(1)	Notwithstanding Section 9.9 or any other provision of this Agreement, the Borrowers’ obligations to reimburse any payment to a beneficiary of an L/C shall be absolute and unqualified, but without prejudice to the Borrowers’ right, after making full reimbursement, to claim damages from the Issuing Bank for matters arising from the Issuing Bank’s wilful misconduct or gross negligence. The Borrowers’ obligation shall not be reduced by any demand or other request for payment of an L/C (a “Demand”) that is paid or acted on in good faith and in conformity with Applicable Laws or applicable commercial customs or practices being invalid, insufficient, fraudulent or forged, nor shall the Borrowers’ obligation be subject to any defence or be affected by any right of set-off, counter-claim or recoupment that the Borrowers may have now or in the future against the beneficiary, the Issuing Bank or any other Person for any reason whatsoever, including the fact that a Demand or Demands (if applicable) aggregating up to the amount of the L/C were paid notwithstanding any contrary instructions from the Borrowers or the occurrence of any event including the commencement of legal proceedings to prohibit payment of a Demand. Any action, inaction or omission taken or suffered by the Issuing Bank or any other Person under or in connection with an L/C or any Demand, if in good faith and in conformity with Applicable Laws or applicable customs or practices shall be binding on the Borrowers and shall not place the Issuing Bank or any other Person under any resulting liability to the Borrowers. Without limiting the foregoing, the Issuing Bank may receive, accept or pay as complying with the terms of the L/C, any Demand that is otherwise in order that may be signed by, or issued to, any administrator, executor, trustee in bankruptcy, receiver or other person or entity acting as the representative or in place of, the beneficiary. The Borrowers shall not take any steps, issue any instructions to the Issuing Bank or any other Person or institute any proceedings intended to derogate from the right or ability of the Issuing Bank or any other Person to honour or pay any Demand.

(2)	If any L/C remains outstanding after the maturity date or other cancellation of the Revolving Credit, the Borrowers’ obligations under Section 9.15(1) shall continue, notwithstanding the delivery of Cash Collateral.

9.16	Failure of Lender to Fund

(1)

Unless the Agent has received notice from a Lender before the proposed date of any Advance that the Lender will not make available to the Agent its share of the Advance, the Agent may assume that the Lender has made its share available on that date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon that assumption, make available to the Borrowers a corresponding amount. In that event, if a Lender has not in fact made its share of the applicable

Advance available to the Agent, then the applicable Lender shall pay to the Agent immediately on demand that corresponding amount, with interest for each day from and including the date the amount is made available to the Borrowers to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation. If the Lender pays that amount to the Agent, then the amount shall constitute the Lender’s Advance. If the Lender does not do so immediately, the Borrowers shall pay to the Agent immediately on demand the corresponding amount with interest at the interest rate applicable to the Advance in question. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that has failed to make its payment to the Agent.

(2)	Notwithstanding Section 9.16(1), if any Lender fails to deliver its share of any Advance to the Agent (that Lender being the “Non-Funding Lender”), the Agent shall immediately give notice of that failure by the Non-Funding Lender to the Borrowers and the other Lenders and indicate to the other Lenders that any Lender (individually a “Contributing Lender” and collectively the “Contributing Lenders”) may make available to the Agent all or any portion of the Non-Funding Lender’s share of that Advance in place of the Non-Funding Lender, but in no way shall any other Lender or the Agent be obliged to do so. A Contributing Lender shall make funds available to the Agent as soon as possible for delivery by the Agent to the Borrowers. If more than one Contributing Lender gives notice that it is prepared to make funds available and the aggregate of the funds that the Contributing Lenders are prepared to make available exceeds the amount of the Advance that the Non-Funding Lender failed to make, then each Contributing Lender shall make available a portion of that Advance based on the Contributing Lenders’ relative Commitments to the applicable Credit. If a Contributing Lender makes funds available in the place of a Non-Funding Lender, then the Non-Funding Lender shall pay the Contributing Lender, immediately on demand, the amount advanced on its behalf together with interest at the rate applicable to that Advance from the date of advance to the date of payment, and the Non-Funding Lender shall then be entitled to receive all interest paid in respect of the Advance by the Borrowers. The failure of any Lender to deliver its Applicable Percentage of any Advance to the Agent as required shall not relieve any other Lender of its obligation to deliver its Applicable Percentage of any Advance as required.

9.17	Payments by the Borrowers

(1)	Except as otherwise specified in this Agreement, all payments made by or on behalf of the Borrowers shall be made to and received by the Agent and shall be distributed by the Agent to the Lenders as soon as possible upon receipt by the Agent. Except as otherwise provided in this Agreement (including Section 9.18), the Agent shall distribute:

(a)	payments of interest in accordance with each Lender’s Applicable Percentage of the relevant Credit;

(b)	repayments of principal in accordance with each Lender’s Applicable Percentage of the relevant Credit; or

(c)	all other payments received by the Agent, including amounts received on the realization of Security, in accordance with each Lender’s Applicable Percentage of the relevant Credit, except that no Lender shall receive proceeds of realization in excess of the Obligations owing to it.

(2)	If the Agent does not distribute a Lender’s share of a payment made by the Borrowers to that Lender for value on the day that payment is made or deemed to have been made to the Agent, the Agent shall pay to the Lender on demand an amount equal to the product of (a) the Interbank Reference Rate per annum multiplied by (b) the Lender’s share of the amount received by the Agent from the Borrowers and not distributed to the Lender, multiplied by (c) a fraction, the numerator of which is the number of days that have elapsed from and including the date of receipt of the payment by the Agent to but excluding the date on which the payment is made by the Agent to the Lender and the denominator of which is 365. The Agent shall be entitled to withhold any Tax applicable to any payment as required by Applicable Law.

(3)	The Agent may debit accounts, credits and other balances maintained by the Borrowers from time to time with the Agent or its Affiliates to facilitate or otherwise obtain payment of interest, fees and other Obligations owing by the Borrowers.

9.18	Payments by Agent

For greater certainty, the following provisions shall apply to payments made by the Agent to the Lenders:

(a)	The Agent shall be under no obligation to make any payment to any Lender (whether in respect of principal, interest, fees or otherwise) until an amount in respect of that payment has been received by the Agent from the Borrowers.

(b)	If the Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrowers under this Agreement, the Agent shall have no obligation to remit to each Lender any amount except that Lender’s Applicable Percentage of the amount actually received by the Agent.

(c)	If any Lender advances more or less than its Applicable Percentage of a Credit, that Lender’s entitlement to that payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by that Lender.

(d)	Except as specified in any applicable Assignment, if a Lender’s share of an Advance has been advanced, or a Lender’s Commitment has been outstanding, for less than the full period to which any payment (except a payment of principal) by the Borrowers relates, that Lender’s entitlement to that payment shall be reduced in proportion to the length of time the Lender’s share of the relevant Advance or the Lender’s Commitment, as the case may be, has actually been outstanding.

(e)	The Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and that determination shall, in the absence of manifest error, be binding and conclusive.

On request, the Agent shall deliver a statement detailing any of the payments to the Lenders.

9.19	Increased Costs, Etc.

(1)	If any Change in Law from time to time shall:

(a)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)	subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Advance made by it, or change the basis of taxation of payments to the Lender in respect of this Agreement or any Advance, except for Indemnified Taxes or Other Taxes covered by Section 9.20 and the imposition, or any change in the rate, of any Excluded Tax payable by that Lender; or

(c)	impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or any Advance made by that Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Advance (or of maintaining its obligation to make any Advance), or to reduce the amount of any sum received or receivable by the Lender under this Agreement (whether of principal, interest or any other amount), then upon request of the Lender from time to time the Borrowers will pay to that Lender an additional amount or amounts that will compensate the Lender for the additional costs incurred or reduction suffered.

(2)	If any Lender determines in its sole and absolute discretion that any Change in Law affecting the Lender or any lending office of the Lender or its holding company (or other Controlling Person), if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of its holding company (or other Controlling Person), if any, as a consequence of this Agreement, the Commitments of the Lender or any Advance made by the Lender, to a level below that which the Lender or its holding company (or other Controlling Person) could have achieved but for that Change in Law (taking into consideration the Lender’s policies and the policies of its holding company (or other Controlling Person) with respect to capital adequacy, each from time to time), then from time to time the Borrowers will pay to that Lender an additional amount or amounts that will compensate Lender or its holding company (or other Controlling Person) for the reduction suffered.

(3)	A certificate of a Lender specifying the amount or amounts necessary to compensate the Lender or its holding company (or other Controlling Person), as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts determined based on methods of averaging and attribution in its sole and absolute discretion, and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt of the certificate.

(4)	Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand compensation, except that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months before the date that the Lender notifies the Borrowers of the Change in Law giving rise to the increased costs or reductions and of the Lender’s intention to claim compensation, unless the Change in Law giving rise to the increased costs or reductions is retroactive, in which case the nine month period referred to above shall be extended to include the period of retroactive effect.

9.20	Taxes

(1)	If any Obligor, the Agent, or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of an Obligor under any Loan Document, then (i) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no deductions or payments been required, (ii) the Obligor shall make any deductions required to be made by it under Applicable Law and (iii) the Obligor shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(2)	Without limiting the provisions of Section 9.20(1), the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(3)	The Borrowers shall indemnify the Agent and each Lender, within 10 days after demand, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or that Lender and any penalties, interest and reasonable expenses arising from or with respect to the Indemnified Taxes or Other Taxes, whether or not they were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of the payment or liability delivered to the Borrowers by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4)	As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Agent the original or a certified copy of a receipt issued by the Governmental Authority evidencing payment, a copy of the return reporting the payment or other evidence of the payment reasonably satisfactory to the Agent.

(5)	Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which each of the Borrowers is resident for tax purposes, or any treaty to which that jurisdiction is a party, with respect to payments under any Loan Document shall, at the request of the Borrowers, deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or the Agent, all properly completed and executed documentation prescribed by Applicable Law that will permit the payments to be made without withholding or at a reduced rate of withholding. In addition, (a) any Lender, if requested by the Borrowers or the Agent, shall deliver other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Agent that will enable the Borrowers or the Agent to determine whether or not that Lender is subject to withholding or information reporting requirements, and (b) any Lender shall notify the Borrowers and the Agent in writing within five Business Days of ceasing to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision.

(6)	If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which an Obligor has paid additional amounts pursuant to this Section or that, because of the payment of those Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrowers or the Obligor, as applicable, an amount equal to the refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or Obligor under this Section with respect to the Taxes or Other Taxes giving rise to the refund or reduction), net of all out-of-pocket expenses of the Agent or Lender, as the case may be, and without interest (other than any net after Tax interest paid by the relevant Governmental Authority with respect to the refund). The Borrowers or Obligor, as applicable, upon the request of the Agent or Lender, agrees to repay the amount paid over to the Borrowers or Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or the Lender if the Agent or Lender is required to repay the refund or reduction to the Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

9.21	Mitigation Obligations; Replacement of Lenders

(1)	If any Lender requests compensation under Section 9.19, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.20, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances or to assign its rights and obligations under this Agreement to another of its offices, branches or Affiliates, if, in the judgment of the Lender, doing so (i) would eliminate or reduce amounts payable pursuant to Section 9.19 or 9.20, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. Each of the Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)	If any Lender requests compensation under Section 9.19, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.20, if any Lender’s obligations are suspended pursuant to Section 9.22 or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon 10 days’ notice to that Lender and the Agent, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that will assume those obligations (which assignee may be another Lender, if a Lender accepts the assignment), provided that:

(a)	in the case of an assignment, the Borrowers pay the Agent the assignment fee specified in Section 10.2(1)(g);

(b)	the Lender receives payment of an amount equal to the outstanding principal of its Advances, accrued interest, accrued fees and all other amounts payable to it under the Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from any assignee and/or the Borrowers;

(c)	in the case of any assignment resulting from a claim for compensation under Section 9.19 or payments required to be made pursuant to Section 9.20, the assignment will result in a reduction in future compensation or payments; and

(d)	any assignment does not conflict with Applicable Law.

(3)	A Lender shall not be required to make any such assignment or delegation or accept repayment if, before completion, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrowers to require the assignment and delegation or repayment cease to apply.

9.22	Illegality

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Advance (or to maintain its obligation to make any Advance), or to determine or charge interest rates based upon any particular rate, then, on notice by that Lender to the Borrowers through the Agent, any obligation of the Lender with respect to the activity that is unlawful shall be suspended until the Lender notifies the Agent and the Borrowers that the circumstances giving rise to that determination no longer exist. Upon receipt of that notice, the Borrowers shall, upon demand from that Lender (with a copy to the Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Advances, or take any necessary steps with respect to any L/C in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if doing so will avoid the need for that notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

9.23	Inability to Determine Rates, Etc.

Notwithstanding Section 9.12(1), if the Required Lenders determine that for any reason a market for B/As does not exist at any time, or the Lenders cannot for other reasons, after reasonable efforts, readily sell B/As or perform their other obligations under this Agreement with respect to B/As, the Agent will promptly notify the Borrowers and each Lender. Thereafter, the Borrowers’ right to request acceptance of B/As shall be and remain suspended until the Required Lenders determine and the Agent notifies the Borrowers and each Lender that any condition causing the original determination no longer exists. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining LIBOR for any requested LIBOR Period with respect to a proposed LIBOR Advance, or that LIBOR for any requested LIBOR Period with respect to a proposed LIBOR Advance does not adequately and fairly reflect the cost to those Lenders of funding that Advance, the Agent will promptly notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Advances shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes the notice. Upon receipt of that notice, the Borrowers may revoke any pending request for a borrowing, conversion or continuation of LIBOR Advances or, failing that, will be deemed to have converted its request into a request for a borrowing of Base Rate Advances in the amount specified in the request.

ARTICLE 10

ADDITIONAL LENDERS, SUCCESSORS AND ASSIGNS

10.1	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns permitted by this Agreement, except that no Obligor may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (i) to an Eligible Assignee in accordance with the provisions of Section 10.2, or (ii) by way of participation in accordance with the provisions of Section 10.4, (and any other attempted assignment or transfer by any Party shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Parties, their respective successors and permitted assigns, sub-agents contemplated by this Agreement, Participants to the extent provided in Section 10.4 and, to the extent expressly contemplated by this Agreement, the Related Parties of each of the Agent, any sub-agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.2	Assignments by Lenders

(1)	Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it), provided that:

(a)	except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Advances outstanding under the Commitment) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment with respect to the assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $1,000,000, in the case of any assignment in respect of the Term Credit, unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrowers otherwise consent to a lower amount (each consent not to be unreasonably withheld or delayed);

(b)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(c)	any assignment of a Commitment relating to a Credit under which L/Cs may be issued must be approved by the Issuing Bank in its sole discretion unless the Person that is the proposed assignee is itself already a Lender with a Commitment under that Credit;

(d)	any assignment must be approved by the Agent (which is not to be unreasonably withheld or delayed) unless:

(i)	in the case of an assignment of a Commitment relating to the Revolving Credit, the proposed assignee is itself already a Revolving Lender;

(ii)	no Event of Default has occurred and is continuing, the assignment is of a Commitment relating to the Term Credit, and the Term Credit is fully advanced; or

(iii)	the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody’s, S&P and Dominion Bond Rating Service Limited, respectively;

(e)	any assignment of a Commitment relating to the Revolving Credit must be approved by the Swing Line Lender in its sole discretion;

(f)	any assignment must be approved by the Borrowers (which is not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender with the same type of Commitment or is an Affiliate of the Assignor or an Event of Default or Pending Event of Default has occurred and is continuing; and

(g)	the parties to each assignment shall execute and deliver to the Agent an Assignment, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it is not a Lender, shall deliver any administrative questionnaire required by the Agent.

(2)	Subject to acceptance and recording by the Agent pursuant to Section 10.3, from and after the effective date specified in the Assignment, the Eligible Assignee shall be a Party and, to the extent of the interest assigned by the Assignment, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including the Security, and the assigning Lender shall, to the extent of the interest assigned by the Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, it shall cease to be a Party) but shall continue to be entitled to the benefits of Sections 9.19, 9.20 and 11.9, and shall continue to be liable for any breach by it of this Agreement, with respect to facts and circumstances occurring before the effective date of the assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.2 shall be treated for purposes of this Agreement as a sale by that Lender of a participation in those rights and obligations in accordance with Section 10.4. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrowers or a new Advance to the Borrowers.

10.3	Register

The Agent shall maintain at one of its offices in Toronto, Ontario a copy of the Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.4	Participations

(1)

Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural person, an Obligor or any Affiliate of an Obligor) (each, a “Participant”) in all or a portion of that Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it). However, (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other Parties for the performance of its obligations and (iii) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with that Lender in connection with its rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrowers or a new Advance to the Borrowers.

(2)	Subject to Section 10.4(3), each of the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 9.19 and 9.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.2. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 7.10 as though it were a Lender, provided the Participant agrees to be subject to Section 7.11 as though it were a Lender.

(3)	A Participant shall not be entitled to receive any greater payment under Sections 9.19 and 9.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to that Participant, unless the sale of the participation to the Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 9.20 unless the Borrowers are notified of the participation sold to that Participant and the Participant agrees, for the benefit of the Borrowers, to comply with that Section as though it were a Lender.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1	Severability, Etc.

If, in any jurisdiction, any provision of any Loan Document or its application to any circumstance is restricted, prohibited or unenforceable, that provision shall, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of the affected Loan Document, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to other circumstances.

11.2	Amendment, Supplement or Waiver

No amendment, supplement or waiver of any provision of any Loan Document, nor any consent to any departure by an Obligor from any provision, shall in any event be effective unless it is in writing, makes express reference to the affected provision and is signed by the Agent and the applicable Lenders, or by the Agent with any approval of any applicable Lenders, all as required by Sections 8.6(3), 8.6(4), 8.6(5) and 8.6(6), as applicable. It shall be effective only in the specific instance and for the specific purpose for which it is given. No waiver or act or omission of the Agent or any Lender shall extend to or be taken in any way to affect any subsequent Default or other matter or their resulting rights.

11.3	Governing Law and Agent for Service

(1)	Each of the Loan Documents, except for those that expressly provide otherwise, shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in Ontario. Each Obligor irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any of those courts, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in those courts. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its Property in the courts of any jurisdiction. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or in the future have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court of the Province of Ontario. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defence of an inconvenient forum to the maintenance of such an action or proceeding in any such court.

11.4	Due Diligence by Lenders

Each Obligor agrees that none of the Agent or the Lenders shall have any liability to it in relation to any due diligence investigations conducted by any of them in connection with the transactions contemplated by the Loan Documents or be under any obligation whatsoever to disclose to it any information received or facts disclosed by any investigations. Each Obligor also agrees that it is not relying, will not rely, and will not be deemed, in any respect whatsoever, to have relied upon the facts received by and information disclosed to any of the Agent or the Lenders under or in connection with due diligence investigations.

11.5	Currency

All payments made under this Agreement shall be made in the currency in which the obligation requiring payment arose. Unless the context otherwise requires, all amounts expressed in this Agreement in terms of money shall refer to Canadian Dollars. Except as otherwise expressly provided in this Agreement, wherever this Agreement contemplates or requires the calculation of the equivalent in one currency of an amount expressed in another currency for a purpose that does not involve the actual purchase of currency, the calculation shall be made on the basis of the Exchange Rate at the effective time of the calculation.

11.6	Liability of Lenders

The liability of the Lenders in respect of all matters relating to this Agreement and the other Loan Documents is several and not joint or joint and several. Without limiting that statement, the obligations of the Lenders to make Advances are limited to their respective Applicable Percentages of any Advance that is requested, and, in the aggregate, to their respective Applicable Percentages of the total amount of each Credit.

11.7	Currency Indemnity

If a judgment or order is rendered by any court or tribunal for the payment of any amount owing to the Agent or any Lender under any Loan Document or for the payment of damages in respect of any breach of any Loan Document, or under or in respect of a judgment or order of another court or tribunal for the payment of those amounts or damages, and the judgment or order is expressed in a currency (“the Judgment Currency”) except the currency payable under the relevant Loan Document (“the Agreed Currency”), the party against whom the judgment or order is made shall indemnify and hold the Agent and the Lenders harmless against any deficiency in terms of the Agreed Currency in the amounts received by the Agent and the Lenders arising or resulting from any variation as between (a) the actual rate of exchange at which the Agreed Currency is converted into the Judgment Currency for the purposes of the judgment or order, and (b) the actual rate of exchange at which the Agent or Lender is able to purchase the Agreed Currency with the amount of the Judgment Currency actually received by the Agent or Lender on the date of receipt. The indemnity in this Section shall constitute a separate and independent obligation from the other obligations of the Obligors under the Loan Documents, shall apply irrespective of any indulgence granted by the Agent or any Lender and shall be secured by the Security.

11.8	Expenses and Indemnity

(1)	The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the Credits, the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of their provisions (whether or not the transactions contemplated by them are consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any L/C or any demand for payment under an L/C and (iii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with Advances, including those incurred during any workout, restructuring or negotiations in respect of the Obligations but excluding any expenses incurred in connection with the assignment or participation of an interest in the Credits following the initial Advance under this Agreement. Without limiting the foregoing, the Borrowers shall promptly pay all invoices issued by legal counsel to the Agent and the Agent may debit any account maintained by the Borrowers with it to pay invoices.

(2)	The Borrowers shall indemnify the Agent (and its sub-agents), each Lender and each Related Party of any of the foregoing Persons (each of whom is called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person (except an Indemnitee) arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated by it, the performance or non-performance by the Parties of their respective obligations under any Loan Document or the consummation or non-consummation of the transactions contemplated by the Loan Documents, (ii) any Advance or the use or proposed use of its proceeds (including any refusal by the Issuing Bank to honour a demand for payment under an L/C if the documents presented in connection with the demand do not strictly comply with the terms of the L/C), (iii) any actual or alleged presence or release, spill, leakage, emission, deposit, discharge, leaching, migration or disposition of any Hazardous Material on or from any Property owned or operated by any Obligor, or any related remedial action taken by the Agent or Lender or any breach of Applicable Law with respect thereto that is related in any way to any Obligor (including the assertion of any Lien under Applicable Law), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party to it, provided that the indemnity shall not, as to any Indemnitee, be available to the extent that its losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from its gross negligence or wilful misconduct or (y) result from a claim brought by the Borrowers or any other Obligor against an Indemnitee for breach in bad faith of that Indemnitee’s obligations under any Loan Document, if the Obligor has obtained a final and non-appealable judgment in its favour on that claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 9.19, 9.20 and 11.8(1).

(3)	All amounts due under this Section 11.8 shall be payable promptly after demand. A certificate of the Agent or a Lender specifying the amount or amounts owing to the Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrowers shall be conclusive absent manifest error.

11.9	Address for Notice

(1)	Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.9(3)), all notices and other communications provided for in this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified on Schedule D or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to an Obligor other than the Borrowers, in care of the Borrowers. Those addresses shall apply to notices under all Loan Documents, unless otherwise expressly provided.

(2)	Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.9(3), shall be effective as provided in that Section.

(3)	Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, except that the foregoing shall not apply to notices to any Lender of Advances to be made if the Lender has notified the Agent that it is incapable of receiving notices relating to Advances by electronic communication. The Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it by electronic communications pursuant to procedures approved by it, but approval of those procedures may be limited to particular notices or communications.

(4)	Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), except that if a notice or other communication is not sent during the normal business hours of the recipient, the notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that the notice or communication is available and identifying the website address.

(5)	Any Party may change its address or telecopier number for notices and other communications by notice to the other Parties.

11.10	Time of the Essence

Time is of the essence of this Agreement.

11.11	Further Assurances

The Obligors shall, at the request of the Agent, promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters that may, in the reasonable opinion of the Agent (or the Required Lenders or Lenders, as applicable), be necessary or desirable in order to fully perform and carry out the purpose and intent of the Loan Documents.

11.12	Term of Agreement

Except as otherwise provided in this Agreement, it shall remain in full force and effect until the indefeasible payment and performance in full in cash of all of the Obligations and the termination of all Commitments. The obligations of the Obligors in Sections 9.15, 9.19, 9.20, 11.7 and 11.8 shall continue for the benefit of those to whom the obligations are owed notwithstanding the termination of this Agreement, the Commitments or any particular person’s role as Obligor, Agent or Lender.

11.13	Payments on Business Day

Whenever any payment or performance under the Loan Documents would otherwise be due on a day other than a Business Day, such payment shall be made on the following Business Day, unless the following Business Day is in a different calendar month, in which case the payment shall be made on the preceding Business Day.

11.14	Counterparts and Facsimile

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement.

11.15	Waiver of Jury Trial and Consequential Damages

(1)	Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this the Loan Documents, the transactions contemplated thereby or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party (whether based on contract, tort or any other theory).

(2)	No party shall assert, and each party hereby waives, to the fullest extent permitted by applicable law, any claim against any other party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents, the transactions contemplated thereby or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party (whether based on contract, tort or any other theory).

(3)	Each Obligor acknowledges and agrees that none of the Agent or the Lenders shall have any liability to them in relation to any due diligence investigations conducted by any of them in connection with the transactions contemplated hereby or be under any obligation whatsoever to disclose to them any information received or facts disclosed by any such investigations. Each Obligor further acknowledges and agrees that it is not relying, will not rely, and will not be deemed, in any respect whatsoever, to have relied upon the facts received by and information disclosed to any of the Agent or the Lenders under or in connection with such due diligence investigations.

(4)	Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing provisions, and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the waivers, acknowledgments and certifications in this Section.

11.16	Whole Agreement

Except in relation to matters contemplated by the other Loan Documents, this Agreement constitutes the whole and entire agreement between the parties hereto concerning the matters addressed in this Agreement, and cancels and supersedes any prior agreements, undertakings, declarations, commitments or representations, written or verbal, in respect thereof.

11.17	This Agreement to Govern

If there is any conflict or inconsistency between the terms of this Agreement and the terms of any other Loan Document (except any Intercreditor Agreement, which shall prevail as against this Agreement), the provisions of this Agreement shall govern to the extent necessary to remove the conflict or inconsistency.

11.18	USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19	Language

The Loan Documents have been negotiated in English and will be or have been executed in the English language. Les soussignés ont expressément demandé que ce document soit rédigé en langue anglaise. All paper writings given or delivered pursuant to this Agreement and the other Loan Documents shall, if requested by the Agent, be in the English language or, if not, shall be accompanied by a certified English translation thereof. The English language version of any document shall, absent manifest error, control the meaning and interpretation of the matters set forth therein.

11.20	Limitation Periods

To the extent that any limitation period applies to any claim for payment of obligations or remedy for enforcement of obligations under any Loan Document, the Obligors agree that:

(a)	any limitation period applying to a Loan Document expressed to be payable on demand shall not begin before an express demand for payment of the relevant obligations is made in writing by the Agent to the relevant Obligor;

(b)	any applicable limitation period shall begin afresh upon any payment or other acknowledgment by any Obligor of its relevant obligations; and

(c)	each Loan Document is a “business agreement” as defined in the Limitations Act, 2002 (Ontario) if that Act applies to it.

11.21	Services Provided and Conflicts of Interest

(1)	The Agent and Lenders shall not be responsible for providing or arranging services to the Obligors except providing the Credits. The services of the Agent and Lenders do not include the provision of general corporate finance advisory services. The responsibility of the Agent and Lenders is solely contractual in nature and they do not owe the Obligors any fiduciary duty as a result of the Loan Documents.

(2)	The Obligors acknowledge that the Agent, the Lenders and/or one or more of their respective Affiliates may now and in the future provide debt financing, equity capital or other services (including financial advisory services) to other Persons with whom the Obligors may have conflicting interests. Subject to the provisions of this Agreement, the Agent, the Lenders and their respective Affiliates will not disclose confidential information obtained from the Obligors in connection with the performance of services for others. Similarly, the Agent, the Lenders and their respective Affiliates have no obligation to disclose the existence of or use for the Obligors’ benefit confidential information that they have obtained or may obtain from any other Person.

(3)	The Obligors also acknowledge that the Agent, the Lenders and their respective Affiliates engage in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Agent, the Lenders and their respective Affiliates may provide investment banking and other financial services to other Persons with which the Obligors may have commercial or other relationships, and/or acquire, hold or sell, for their own accounts and the accounts of customers, the Obligors’ equity, debt and other securities and financial instruments (including bank loans and other obligations) and those of other Persons with which the Obligors may have commercial or other relationships. All rights in respect of securities and financial instruments held by the Agent, the Lenders and their respective Affiliates or their respective customers, including any voting rights, will be exercised by the holder of the rights in its sole discretion.

(4)	The Agent, the Lenders and their respective Affiliates are not responsible to provide the Obligors with advice relating to legal, regulatory, accounting or tax matters. The Obligors acknowledge that (a) they have relied and will continue to rely on the advice of their own legal, regulatory, accounting and tax advisors for all matters relating to the Credits and otherwise and (b) they have not received or relied upon advice from the Agent, the Lenders and their respective Affiliates or advisors regarding legal, regulatory, accounting or tax matters.

(5)	The Obligors acknowledge that no client or near-client relationship has been or will be established between the Obligors and any legal counsel to the Agent or Lenders as a result of their representation of the Agent or Lenders, including by reason of any confidential information regarding any Obligor being provided to legal counsel to the Agent or Lenders or by reason of any Obligor paying or reimbursing the Agent or Lenders for fees, charges or disbursements of legal counsel to the Agent or Lenders. The Obligors also acknowledge that legal counsel to the Agent or Lenders shall not be prevented from (a) continuing to act for the Agent and Lenders in connection with the Credits and the Loan Documents, including any enforcement of the Security, for any reason including any client or near-client relationship that may exist now or in the future between legal counsel to the Agent or Lenders and any Obligor, or (b) acting for any other Person whose interests conflict with the interests of any Obligor unless the Obligors establish, without the benefit of any presumption, that counsel has provided the other Person, to the detriment of the Obligors, with confidential information regarding the Obligors that they have received as a result of acting as legal counsel to the Agent or Lenders.

11.22	Date of Agreement

This Agreement may be referred to as being dated 7 November 2012 or as of 7 November 2012, notwithstanding the actual date of execution.

[SIGNATURE PAGES FOLLOW]

IN WITNESS OF WHICH, the Parties have duly executed this Agreement.

WASTE MANAGEMENT OF CANADA CORPORATION

By:	/s/ Devina A. Rankin
Devina A. Rankin
Vice President & Treasurer

By:	/s/ Don P. Carpenter
Don P. Carpenter
Vice President, Chief Financial Officer & Controller

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S1 -

WM QUÉBEC INC.

By:	/s/ Devina A. Rankin
Devina A. Rankin
Vice President & Treasurer

By:	/s/ Don P. Carpenter
Don P. Carpenter
Vice President, Chief Financial Officer & Controller

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S2 -

WASTE MANAGEMENT, INC.

By:	/s/ Devina A. Rankin
Devina A. Rankin
Vice President & Treasurer

By:	/s/ Don P. Carpenter
Don P. Carpenter
Vice President & Chief Accounting Officer

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S3 -

WASTE MANAGEMENT HOLDINGS, INC.

By:	/s/ Devina A. Rankin
Devina A. Rankin
Vice President & Treasurer

By:	/s/ Don P. Carpenter
Don P. Carpenter
Vice President, Chief Financial Officer and Controller

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S4 -

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Matt Macdonald
Name: Matt Macdonald
Title: Director, Commercial Banking

By:	/s/ Phil Damecour
Name: Phil Damecour
Title: Director, Credit Solutions

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S5 -

COMERICA BANK, as Lender

By:	/s/ Lad Perenyi
Name: Lad Perenyi
Title: Vice President

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S6 -

SUMITOMO MITSUI BANKING CORPORATION OF CANADA, as Lender

By:	/s/ E.R. Langley
Name: E.R. Langley
Title: Senior Vice President

By:
Name:
Title:

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S7 -

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Thomas Danielson
Name: Thomas Danielson
Title: Authorized Signatory

By:
Name:
Title:

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S8 -

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as Lender

By:	/s/ Joseph Rauhala
Name: Joseph Rauhala
Title: Principal Officer

By:
Name:
Title:

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S9 -

U.S. BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Patrick Engel
Name: Patrick Engel
Title: Vice President

By:
Name:
Title:

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S10 -

MIZUHO CORPORATE BANK, LTD., as Lender

By:	/s/ Leon Mo
Name: Leon Mo
Title: Authorized Signatory

By:
Name:
Title:

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S11 -

BANK OF AMERICA, N.A., CANADA BRANCH, as Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

By:
Name:
Title:

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S12 -

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Lender

By:	/s/ Aized A. Rabbani
Name: Aized A. Rabbani
Title: Vice President

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S13 -

PNC BANK CANADA BRANCH, as Lender

By:	/s/ Nazmin Adatia
Name: Nazmin Adatia
Title: Senior Vice President

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S14 -

THE BANK OF NOVA SCOTIA, as Agent

By:	/s/ Jim Beninger
Name: Jim Beninger
Title: Director

By:	/s/ Nikhil Shah
Name: Nikhil Shah
Title: Analyst

[signature page for Credit Agreement relating to Waste Management of Canada Corporation and WM Quebec Inc. et al.]

- S15 -

SCHEDULE A

FORM OF NOTICE OF ADVANCE OR PAYMENT

[see reference in Section 9.6]

TO:

The Bank of Nova Scotia

GWS – Loan Administration & Agency Operations

720 King Street West

2nd Floor

Global Wholesale Services

Toronto, ON M5V 2T3

Attention:     Managing Director

Facsimile:    (416) 866-5991

	c.c.	The Bank of Nova Scotia West Metro Commercial Banking Centre 2 Robert Speck Parkway Mississauga, ON L4Z 1H8 Attention: Unit Head Facsimile: (905) 276-4920	c.c.	The Bank of Nova Scotia Corporate Banking – Loan Syndications 62nd Floor, Scotia Plaza 40 King Street West Toronto, ON M5W 2X6 Attention: Unit Head Facsimile: (416) 866-3329

We refer to the credit agreement dated as of 7 November 2012 between Waste Management of Canada Corporation and WM Québec Inc., as Borrowers, others, as Guarantors, The Bank of Nova Scotia, as Administrative Agent and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms used in this certificate and that are defined in the Credit Agreement will have the meanings defined in the Credit Agreement.

1. Request for Advance

Notice is hereby given pursuant to Section 9.6 of the Credit Agreement that the undersigned hereby irrevocably requests as follows:

(a)	that an Advance be made under the following Credit:

Revolving Credit	(	)

Term Credit	(	)

(b)	the requested Advance represents the following [check one or more]:

initial Advance under the Credit	(	)

increase in an Advance under the Credit	(	)

rollover of an existing Advance under the Credit	(	)

conversion of an existing Advance to another type of Advance	(	)

(c)	the Drawdown Date shall be ;

(d)	the Advance shall be in the form of [check one or more and complete details]:

Prime Rate Advance		( )
Amount:	$
Base Rate Advance		( )
Amount	$
B/As		( )
Face Amount:	$
Term:
L/C
Face Amount:	$
Expiry:

(e)	the proceeds of the Advance shall be deposited in [specify Designated Account].

2. The undersigned hereby confirms as follows:

(a)	the representations and warranties made in Section 5.1 of the Credit Agreement, other than those expressly stated to be made as of a specific date or otherwise expressly modified pursuant to the provisions of Section 5.2 of the Credit Agreement, are true and correct on and as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of the date hereof, but subject to the same qualifications as are contained in Section 5.2 of the Credit Agreement;

(b)	no Event of Default or Pending Event of Default has occurred and is continuing on the date hereof or will result from the Advance(s) requested herein;

(c)	after due inquiry, there is no reasonable expectation that the Borrower will not be in compliance with all covenants contained in Section 6.2 of the Credit Agreement at the end of its current fiscal quarter and was not in compliance with those covenants at the end of its immediately preceding fiscal quarter if it has not yet delivered its Compliance Certificate for that quarter;

(d)	the undersigned will immediately notify you if it becomes aware of the occurrence of any event which would mean that the statements in the immediately preceding paragraphs (a), (b) and (c) would not be true if made on the Drawdown Date; and

(e)	all other conditions precedent set out in Sections [4.1 and 4.3 as applicable] of the Credit Agreement have been fulfilled.

CREDIT AGREEMENT

- A2 -

3.	Notice of Payment, Rollover Conversion

Pursuant to Section 9.6 of the Credit Agreement, the undersigned hereby irrevocably notify you of the following:

(a)	that a payment will be made under the following Credit:

Revolving Credit	(	)

Term Credit	(	)

(b)	the payment represents the following [check one or more]:

reduction in Advances under the Credit	(	)

payment of existing Advances which will be rolled over as the same type of Advance under the Credit	(	)

payment of existing Advances which will be converted to another type of Advance under the Credit	(	)

(c)	the payment date shall be ;

(d)	the Advance to be paid shall be in the form of [check one or more and complete details]:

Prime Rate Advance		( )
Amount:	$
Base Rate Advance		( )
Amount	$
B/As		( )
Face Amount:	$
Term:
L/C
Face Amount:	$
Expiry:

DATED                     .

CREDIT AGREEMENT

- A3 -

WASTE MANAGEMENT OF CANADA CORPORATION

By:

Name:
Title:

By:

Name:
Title:

WM QUÉBEC INC.

By:

Name:
Title:

By:

Name:
Title:

CREDIT AGREEMENT

- A4 -

SCHEDULE B

FORM OF COMPLIANCE CERTIFICATE

[see references in Section 6.3(1)(c)]

TO:                 THE LENDERS (as defined in the Credit Agreement referred to below)

AND TO:       THE BANK OF NOVA SCOTIA, as Agent

We refer to Section 6.3(1)(c) of the credit agreement dated as of 7 November 2012 between Waste Management of Canada Corporation and WM Québec, as Borrowers, Waste Management, Inc. and others, as Guarantors, The Bank of Nova Scotia, as Administrative Agent and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms used in this certificate that are defined in the Credit Agreement will have the meanings defined in the Credit Agreement.

The undersigned hereby certify that:

I,             , [Chief Financial Officer] [Chief Accounting Officer] [Corporate Treasurer] of WASTE MANAGEMENT, INC. certify that no Pending Event of Default or Event of Default exists and that the Obligors are in compliance with Sections 6.1, 6.2 and 6.4 of the Credit Agreement, [as of the end of the quarter ended             ]. Computations to evidence compliance with the financial covenants are detailed below.

6.1(a) Interest Coverage Ratio

Consolidated Net Income (or Deficit)

Plus (without duplication):

interest expense

equity in losses (earnings) of unconsolidated entities

income tax expense

non-cash writedowns or writeoffs of assets

Minus non-cash extraordinary gains on the sale of assets

$ (i) $ (ii) $ (iii) $ (iv) $ (v) $ (vi)

EBIT (sum of (i) through (vi))	$ (a)

Consolidated Net Income of Acquired Businesses

Plus (without duplication):

interest expense

equity in losses (earnings) of
unconsolidated entities

income tax expense

non-cash writedowns or write-offs of assets

non-recurring extraordinary charges

$ (i) $ (ii) $ (iii) $ (iv) $ (v) $ (vi)

EBIT of Acquired Businesses (sum of (i) through (vi))	$ (b)

Sum of (a) plus (b)	$ (c)

Consolidated Total Interest Expense	$ (d)

Ratio of (c) to (d)	:

Minimum ratio	2.75:1

6.1(b) Total Debt to EBITDA

EBIT (from 6.1(a) item (c) above)	$ (i)

Plus:
Depreciation expense	$ (ii)
Amortization expense	$ (iii)
EBITDA (sum of (i) through (iii))	$ (iv)

The sum of the following (calculated on a consolidated basis for Waste Management Inc. and its Subsidiaries):
Indebtedness for borrowed money	$ (v)
Obligations for deferred purchase price of property or services (other than trade payables)	$ (vi)
Obligations evidenced by debt instruments	$ (vii)
Obligations under conditional sales	$ (viii)
Obligations, liabilities and indebtedness under Capitalized Leases	$ (ix)
Obligations, liabilities and indebtedness under bonding arrangements	$ (x)
(to the extent that a surety has been called upon to make payment on a bond) Guarantees of the Debt of others	$ (xi)
Debt secured by liens or encumbrances on property	$ (xii)
Reimbursement obligations with respect to letters of credit	$ (xiii)

Total Debt (sum of v - xiv)	$ (xiv)

Ratio of (xv) to (iv)	:

Maximum ratio:	3.50:1.00

DATED                         .

CREDIT AGREEMENT

- B2 -

WASTE MANAGEMENT, INC.

By:

Name:
Title:

By:

Name:
Title:
WASTE MANAGEMENT OF CANADA CORPORATION

By:

Name:
Title:

By:

Name:
Title:

WM QUÉBEC INC.

By:

Name:
Title:

By:

Name:
Title:

CREDIT AGREEMENT

- B3 -

SCHEDULE C

FORM OF ASSIGNMENT AGREEMENT

[see references in Sections 1.1(9) and 10.2(1)(g)]

We refer to Section [6.3(1)(c)] of the credit agreement dated as of 7 November 2012 between Waste Management of Canada Corporation and WM Québec Inc., as Borrowers, Waste Management, Inc. and others, as Guarantors, The Bank of Nova Scotia, as Administrative Agent and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms used in this certificate that are defined in the Credit Agreement will have the meanings defined in the Credit Agreement.

For value received, the “Assignor” and the “Assignee” named below hereby agree as follows:

1.	The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the Proportionate Share specified on Appendix 1 in and to the Assignor’s rights and obligations under the Credit Agreement, the Security and all other Credit Documents.

2.	The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any lien or security interest and that it is entitled to enter into this Assignment Agreement, (b) makes no representation or warranty, other than as provided in this Assignment Agreement and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Credit Document, and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of the obligations under the Credit Agreement or any other Credit Document.

3.	The Assignee, for the benefit of the Borrower, the Guarantors, the other Obligors, the Agent and all Lenders from time to time, including the Assignor, (a) acknowledges receipt of any upfront fee payable by the Assignor, (b) confirms that it has received a copy of the Credit Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (c) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (d) appoints and authorizes the Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto, (e) ratifies and adopts the powers of attorney and related powers given to the Agent and the Collateral Agent under the Credit Agreement, (f) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender, (g) agrees to be bound by the terms of all Intercreditor Agreements, and (h) specifies as its address for notice and payments its office at the address set forth on Appendix 1 hereto.

4.	Following the execution of this Assignment Agreement, it shall immediately be delivered to the Agent, together with the processing and recording fee specified in Section [10.2 (1)(s)] of the Credit Agreement if applicable, for approval and recording by the Agent, the Issuing Lender and the Borrower, if applicable. The Assignee’s agreement to become a Lender, as constituted by this Assignment Agreement, is irrevocable, unless the Assignee is not approved by the Agent, the Issuing Lender or the Borrower, if applicable. The Assignee shall become a Lender, and shall be bound by the obligations and entitled to the benefits in the Credit Agreement, immediately upon this Assignment Agreement being approved and recorded by the Agent, the Issuing Lender and the Borrower, if applicable (the “Effective Date”). On the Effective Date, the Assignee (a) shall pay the Assignor an amount equal to the Assignee’s Proportionate Share of Prime Rate Advances made by the Assignor as of the Effective Date, and (b) shall become entitled to receive standby fees in accordance with the Credit Agreement in respect of its Proportionate Share of the aggregate amount of the Credit that has not been advanced by the Lenders.

5.	If Advances made by the Assignee to the Borrower are for any reason less than the Assignee’s Proportionate Share of the aggregate Advances made by all Lenders under the Credit Agreement, the Assignee shall, on demand, indemnify the Assignor in respect of the principal amount of the corresponding Advances made by the Assignor in excess of the Assignor’s Proportionate Share. The Advances by the Assignor in respect of which the Assignee is bound to indemnify the Assignor are set out on Appendix 2 to this Assignment Agreement. The Assignor shall pay the Assignee indemnity fees during the period in which the Assignee is obliged to indemnify the Assignor. The fee shall be in the amount specified on Appendix 2 and shall be payable on the Effective Date in respect of Advances by way of B/As.

6.	This Assignment Agreement shall be governed by, and construed in accordance with the laws of the Province of Ontario, Canada.

CREDIT AGREEMENT

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7.	This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment Agreement to be executed by their duly authorized officers as of the dates specified below.

Assignor:

By:

Name:
Title:

Date:

Assignee:

By:

Name:
Title:

Date:

CREDIT AGREEMENT

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Approved on	[If applicable] Approved on

THE BANK OF NOVA SCOTIA, as Agent	WASTE MANAGEMENT OF CANADA CORPORATION

By:	By:

Name:		Name:
Title:		Title:

By:	By:

Name:		Name:
Title:		Title:

Effective Date:	Date:

WM QUÉBEC INC.

By:

Name:
Title:

By:

Name:
Title:

Date:

CREDIT AGREEMENT

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APPENDIX 1

TO

ASSIGNMENT AGREEMENT

Proportionate Share assigned by Assignor:

Proportionate Share retained by Assignor:

Payment Details, including address of Assignee for notices:

APPENDIX 2

TO

ASSIGNMENT AGREEMENT

Advances in respect of which the Assignee is to indemnify the Assignor, as of the Effective Date:

Type of Advance	Maturity Date of Advance	Principal Amount of Advance

Indemnity fee:

SCHEDULE D

ADDRESS FOR NOTICE

Waste Management of Canada Corporation/WM Québec Inc.

c/o Waste Management, Inc.

1001 Fannin Street, Suite 4000

Houston, Texas 77002

Attention:         Treasurer

Fax No.:           713-942-1580

with a copy to:

Attention:         General Counsel

Fax No.:           713-942-1580

The Bank of Nova Scotia

West Metro Commercial Banking Centre

2 Robert Speck Parkway Mississauga, Ontario L4Z 1H8

Attention:        Unit Head

Fax No.:          (905) 276-4920

with a copy to:

Corporate Banking – Loan Syndications

62nd Floor, Scotia Plaza

40 King Street West

Toronto, Ontario M5W 2X6

Attention:        Unit Head

Fax No.:          (416) 866-3329

Comerica Bank

Brookhollow II

2900 North Loop West, 9th Floor

Houston, Texas 77092

Attention:        Vice President

Fax No.:           713-507-2889

PNC Bank Canada Branch

130 King Street West, Suite 2140

P.O. Box 462, Toronto, Ontario M5X 1E4

Attention:        Relationship Manager

Fax No.:          416-361-0085

with a copy to:

Attention:        Relationship Manager

Fax No.:          412-762-6484

U.S. Bank, National Association Canada Branch

120 Adelaide Street West, Suite 2300

Toronto, Ontario M5H 1T1

Attention:        Principal Officer

Fax No.:          416-306-3545

U.S. Bank, National Association

214 North Tryon Street, 30th Floor

Charlotte, NC 28202

Attention:        Vice President

Fax No.:          704-335-2815

Mizuho Corporate Bank, Ltd.

1251 Avenue of the Americas

New York, NY 10020

Attention:        Vice President

Fax No.:          212-282-4488

Sumitomo Mitsui Banking Corporation of Canada

Suite 1400, Ernst & Young Tower

Toronto-Dominion Centre

P.O. Box 172 222 Bay Street

Toronto, Ontario M5K 1H6

Attention:        Senior Vice President

Fax No.:          416-214-3606

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

1251 Avenue of the Americas

New York, NY 10020-1104

Attention:        Benita Volid

Fax No.:          312-696-4535

Bank of America, N.A., Canada Branch

181 Bay Street, 4th Floor

Toronto, Ontario M5J 2V8

Attention:        Maria Maia

Fax No.:          980-233-7700

CREDIT AGREEMENT

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with a copy to:

Attention:        Medina Sales de Andrade

Fax No.:          312-453-0401

JPMorgan Chase Bank, N.A., Toronto Branch

383 Madison Avenue Floor 24

New York, NY 10179

Attention:        Aized Rabbani

Fax No.:          212-622-6642

CREDIT AGREEMENT

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SCHEDULE E

LENDERS AND THEIR APPLICABLE PERCENTAGES

[see references in Sections 1.1(9), 1.1(74), 1.1(102), 1.1(113) and 9.2]

The Bank of Nova Scotia

(original total Commitment – $130,000,000)

Revolving Credit – $30,000,000

Swing Line Tranche – $20,000,000

Term Credit – $100,000,000

Applicable Percentage: 20%

JPMorgan Chase Bank, N.A.

(original total Commitment – $100,000,000)

Revolving Credit – $23,076,923.08

Swing Line Tranche – nil

Term Credit – $76,923,076.92

Applicable Percentage: 15.38461538%

Bank of America, N.A.

(original total Commitment – $100,000,000)

Revolving Credit – $23,076,923.08

Swing Line Tranche – nil

Term Credit – $76,923,076.92

Applicable Percentage: 15.38461538%

PNC Bank, National Association

(original total Commitment – $100,000,000)

Revolving Credit – $23,076,923.08

Swing Line Tranche – nil

Term Credit – $76,923,076.92

Applicable Percentage: 15.38461538%

Mizuho Corporate Bank, Ltd.

(original total Commitment – $50,000,000)

Revolving Credit – $11,538,461.54

Swing Line Tranche – nil

Term Credit – $38,461,538.46

Applicable Percentage: 7.69230769%

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(original total Commitment – $50,000,000)

Revolving Credit – $11,538,461.54

Swing Line Tranche – nil

Term Credit – $38,461,538.46

Applicable Percentage: 7.69230769%

U.S. Bank, National Association

(original total Commitment – $50,000,000)

Revolving Credit – $11,538,461.54

Swing Line Tranche – nil

Term Credit – $38,461,538.46

Applicable Percentage: 7.69230769%

Sumitomo Mitsui Banking Corporation of Canada

(original total Commitment – $50,000,000)

Revolving Credit – $11,538,461.54

Swing Line Tranche – nil

Term Credit – $38,461,538.46

Applicable Percentage: 7.69230769%

Comerica Bank

(original total Commitment – $20,000,000)

Revolving Credit – $4,615,384.62

Swing Line Tranche – nil

Term Credit – $15,384,615.38

Applicable Percentage: 3.07692308%

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